EXHIBIT 10.16

LEASE

AGREEMENT

between

AMLI LAND DEVELOPMENT - I

LIMITED PARTNERSHIP

Landlord

and

CRYOLIFE, INC.

Tenant

April 18, 1995

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30.	DEFINITION OF LANDLORD	42

31.	REAL ESTATE BROKER	42

32.	TENANT’S FINANCIAL STATEMENTS	42

33.	HAZARDOUS MATERIALS	42

34.	QUIET ENJOYMENT	44

35.	MISCELLANEOUS	44

36.	SECURITY DEPOSIT	46

37.	EXTENSION OPTION	46

38.	EXPANSION OPTION (FOR ADDITIONAL 40,000 SQUARE FEET IN THE FACILITY)	47

39.	EXPANSION OPTION (SECOND BUILDING)	48

40.	FINANCIAL COVENANTS OF TENANT	49

41.	RENTAL ABATEMENT	49

42.	REQUIRED LICENSES AND PERMITS	50

43.	DESIGN AND MOVING ALLOWANCES	50

EXHIBITS:

A.	LEGAL DESCRIPTION OF THE PREMISES

B.	SCHEDULE OF BASE RENT PAYMENTS

C.	FORMS OF ESTOPPEL LETTER

D.	SCHEDULE OF HAZARDOUS MATERIALS

E.	FORM OF MEMORANDUM OF LEASE

F.	DEPICTION OF ADJACENT LAND

-ii-

LEASE

THIS LEASE (“Lease”) is entered into as of the 18th day of April, 1995 by and between AMLI LAND DEVELOPMENT - I LIMITED PARTNERSHIP, an Illinois limited partnership, whose address is c/o Amli Realty Co., 2100 RiverEdge Parkway, Suite 420, Atlanta, Georgia 30328 (together with its successors and assigns, “Landlord”) and CRYOLIFE, INC., a Florida corporation, whose address is 2211 New Market Parkway, Suite 142, Marietta, Georgia 30067 (together with its permitted successors and assigns “Tenant”).

1. DEFINITIONS. The following terms shall have the definitions set forth after them below:

Additional Rent: All amounts due from Tenant to Landlord or otherwise payable by Tenant under this Lease, other than Base Rent, including, without limitation, Tax Rent and Assessments.

Anticipated Commencement Date: the meaning provided in Section 3 hereof.

Architect: Masterson, Fowler Assoc. Ltd.

Assessment Notice: the meaning provided in Section 6.2 hereof.

Assessments: dues, assessments and other charges which may be levied against the Premises or any portion thereof from time to time by the Association under the Declaration.

Association: the Barrett Master Association, Inc., a Georgia not-for-profit corporation.

Base Net Worth: the meaning provided in Section 40 hereof.

Base Rent: the Base Rent Rate for each Lease Year, multiplied by the number of square feet of Net Rentable Area of the Facility.

Base Rent Rate: the meaning provided in Section 5 hereof.

Casualty: the meaning provided in Section 23 hereof.

Casualty-Related Improvements: all capital improvements made as part of any Casualty Restoration.

Casualty Restoration: the meaning provided in Section 23 hereof.

Commencement Date: the meaning provided in Section 3 hereof.

Condemnation: the meaning provided in Section 24 hereof.

Condemnation-Related Improvements: all capital improvements made as part of any Condemnation Restoration.

Condemnation Restoration: the meaning provided in Section 24 hereof.

County: Cobb County, Georgia.

Declaration: that certain Declaration of Protective Covenants for Barrett dated as of May 18, 1987 and recorded in the Cobb County records on May 18, 1987 in Deed book 4474, Page 423, as the same has been and may be amended or supplemented from time to time.

Default: the meaning provided in Section 19 hereof.

Depository: the meaning provided in Section 23.3 hereof.

Development Review Committee: the committee established and appointed by the Association to review and approve development plans for sites within the Park.

Environmental Laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601, et seq.); the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.§9671 et. seq.); the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq.); the Toxic Substances Control Act (15 U.S.C. §2601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); the Clean Air Act (42 U.S.C. §7401 et seq.); the Clean Water Act (33 U.S.C. §1251, et seq.); the Rivers and Harbors Act (33 U.S.C. §401, et seq.); and any so-called “Superlien law”; and any regulations promulgated pursuant thereto, and any other applicable federal, state or local law, common law, code, rule, regulation, order, policy or ordinance, presently in effect or hereafter enacted, promulgated or implemented, or any other applicable governmental regulation imposing liability or standards of conduct concerning any Hazardous Materials, now or hereafter in effect.

Event(s) of Bankruptcy: the meaning provided in Section 19 hereof.

Facility: the meaning provided in Section 2 hereof.

Final Estimated Assessment Payment: the meaning provided in Section 6.2 hereof.

Force Majeure: any event or circumstance which is beyond the reasonable control of either Landlord or Landlord’s Related Parties, or Tenant or Tenant’s Related Parties, the happening or occurrence of which in fact delays or postpones either party’s performance of a non-monetary covenant or obligation hereunder, including, without limitation, strikes, lockouts or picketing (legal or illegal); governmental action and condemnation; riot, civil commotion, insurrection, and war; fire or other casualty, accident, acts of God or the enemy; adverse weather conditions that caused work on the Project to slow or cease temporarily whether or not reasonably expected for the location of the Premises and the time of the year in question; unavailability of fuel, power, supplies or materials; and the passage or reasonably unexpected interpretation or application of any Legal Requirements or moratorium of any Governmental Authority. In order for either party to validly claim that an event constitutes Force Majeure hereunder, such claimant must give written notice setting forth in reasonable detail the nature of and the occurrence of such event to the other party hereto within ten (10) days after such occurrence, and such claimant must have in fact experienced lost work days in the applicable construction schedule due to adverse weather conditions (such lost work days being hereinafter referred to as “Adverse Weather Days”). With respect to precipitation, in order to constitute Adverse Weather Days hereunder only those periods of precipitation that exceed the historical norm (as determined by the National Weather Service, or a similar agency or authority) for the area in which the Park is located generally, and for the time period and season in question, plus a reasonable period of time thereafter for the soils to dry sufficiently so as to permit soils compaction, movement of soils, and concrete and paving activities, as reasonably determined by an independent soils engineering firm with an office in the Atlanta metropolitan area, shall be included.

Governmental Authority: shall mean any federal, regional, state, county or municipal government (including , without limitation, any agency, authority, subdivision, department or bureau thereof).

Gross Building Area: the entire area within the exterior face walls on each floor of the Facility. Unless otherwise expressly stated to the contrary, all references in this Lease to “square feet” shall mean the square feet of Gross Building Area. Landlord and Tenant hereby agree that the Gross Building Area of the Facility as shown on the Plans is 98,268 square feet and such total shall be deemed the Gross Building Area for all purposes under this Lease.

Guarantees: the meaning provided in Section 13.1 of the Pre-Occupancy Agreement.

Guidelines: written guidelines that the Development Review committee has adopted or may adopt for the development of sites within the Park that set forth with greater detail than the Declaration the design standards and requirements for construction and maintenance, as well as samples of materials and other information, to be submitted to the Development Review Committee.

Hazardous Materials: any substances, materials or wastes that are regulated by any Governmental Authority because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation, above or underground storage tanks, flammables, explosives, radioactive materials, radon, petroleum and petroleum products, asbestos, urea formaldehyde foam insulation, methane, lead-based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides and toxic or hazardous substances or materials of any kind, including without limitation, substances now or hereafter defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in any Environmental Laws.

Land: an approximately 11 acre parcel of real estate located in the Park, and legally described on Exhibit A attached hereto and made a part hereof.

Landlord: the meaning provided in the Preamble.

Landlord Related Parties: collectively Landlord and Landlord’s partners, and their respective officers, shareholders, directors, agents and employees, and the invitees, licensees or contractors of each.

Landlord’s QLMCI Share: the meaning provided in Section 7.1 hereof.

Lease: the meaning provided in the Preamble.

Lease Year: each consecutive twelve (12) month period beginning with the Commencement Date, except that if the Commencement Date is other than the first (1st) day of a calendar month, then the first (1st) Lease Year shall be the period from the Commencement Date through the date which is twelve (12) full calendar months after the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year shall be the period of twelve (12) months following the last day of the prior Lease Year.

Legal Requirements: (a) any and all laws, codes, ordinances, requirements, standards, plats, plans, criteria, orders, directives, rules and regulations of any Governmental Authority affecting the improvement, alteration, use, maintenance, operation, occupancy, security, health, safety and environmental condition of the Premises, or any part thereof (or any occupants therein, as the context requires) and/or Park (or any other parts thereof or premises therein, or any occupants therein, as the context requires), including, without limitation, any Environmental Laws, and (b) any and all covenants, restrictions, conditions, easements and other agreements of record affecting the Premises and/or Park (or any other parts thereof or premises therein, or any occupants therein, as the context requires), including, without limitation, the Declaration, any documents, rules, regulations, standards or criteria set forth or referenced therein or promulgated by the Association or any other governing body or entity exercising jurisdiction over the Park, in any case, whether in force at the Commencement Date, or subject to the terms of Section 9 hereof, passed, enacted or imposed at some time in the future, and shall include all permits, licenses, certificates, authorizations and approvals required in connection with any of the foregoing.

Legally Mandated Capital Improvements: any capital improvements which may at any time during the Term be required under any Legal Requirement which was not passed or was not applicable or was not reasonably expected of being interpreted as applicable to the Premises as of the Commencement Date.

Net Rentable Area: the Gross Building Area less the area of the vertical penetrations for the elevators and any required stairwells within the perimeter of the Facility (e.g. there being two (2) required stairwells in the initial Facility). Landlord and Tenant hereby agree that the Net Rentable Area of the initial Facility as shown on the Plans is ninety-five thousand two hundred and ten (95,210) square feet and such total shall be deemed the Net Rentable Area of the Facility for all purposes under this Lease.

Non-Covered Costs: the costs (including “soft” costs, such as a developer’s fee, architect’s and engineer’s fee, insurance, bonds, permits and other such items, and “hard” costs of such restoration): (i) of any Casualty-Related Improvements, to the extent such cost is not covered by insurance proceeds actually recovered from the insurer; and (ii) of any Condemnation-Related Improvements, to the extent such cost is not covered by any payment which is actually received by Landlord from the condemning authority for loss or damage to the remainder of the Premises not taken or condemned.

Option: the meaning provided in Section 37 hereof.

Park: Barrett.

Plans: the meaning provided in Section 5 of the Pre-Occupancy Agreement.

Premises: collectively, the Land, the Facility and the other improvements located on the Land.

Pre-Occupancy Agreement: the Pre-Occupancy and Construction Agreement of even date herewith between Landlord and Tenant.

QLMCI Adjustment Payment: the meaning provided in Section 7.1 hereof.

QLMCI Useful Life: the meaning provided in Section 7.1 hereof.

Qualified Legally Mandated Capital Improvement: the meaning provided in 7.1 hereof.

Reference Rate: the rate of interest announced by Wachovia Bank of Georgia as its lowest base rate or reference rate (which rate shall change automatically and simultaneously with each change in the announced base rate or reference rate). If for any reason there is no such rate in effect at the time of any determination of the Reference Rate under this Lease, the Reference Rate shall refer to a substantially equivalent publicly-announced rate by a money center bank having offices and branch bank locations in Georgia as is selected by Landlord.

Renewal Term: the meaning provided in Section 37 hereof.

Rent: collectively, Base Rent and Additional Rent.

Sublease Profits: the excess of revenues generated by or consideration received from the subleasing of the Premises or assignment of this Lease in whole or in part, over the Rent applicable thereto, after deducting the following costs of subletting or assignment: any period of rent concessions granted to the subtenant or assignee, reasonable attorneys’ fees, reasonable commissions, tenant improvement allowances and the costs of improvements and alterations to the Premises made by or paid for by the sublessor or assignor in connection with the sublease or assignment.

Substantial Completion Date: the meaning provided in Section 2 of the Pre-Occupancy Agreement.

Taxes: the meaning provided in Section 6.1 hereof.

Tax Adjustment Statement: the meaning provided in Section 6.1(a) hereof.

Tax Rent: the meaning provided in Section 6.1 hereof.

Tenant: the meaning provided in the Preamble.

Tenant Additions: any improvements or additions to the Premises that are included in the Tenant Plans and are paid for in full or in part by Landlord.

Tenant’s Casualty Notice: the meaning provided in Section 23 hereof.

Tenant Delays: any interruption or delay at any time in the progress of a Casualty Restoration, a Condemnation Restoration or any other work required to be performed by Landlord hereunder, if any,

which is the result of: (i) the performance of any work at the Premises by any of the Tenant Related Parties or any person, firm or corporation employed by any of the Tenant Related Parties; or (ii) any other act or omission by the Tenant Related Parties (for example, but not by way of limitation, failure to timely respond to requests for information or approval of construction related matters). In order to validly claim that a Tenant Delay has occurred hereunder, Landlord must give to Tenant written notice of such claim setting forth in reasonable detail the nature of and occurrence of such claimed Tenant Delay within ten (10) days after Landlord first has received written notice of, or has actual knowledge of, the event or occurrence in question.

Tenant Improvements: any alterations, improvements or additions to the Premises which are not included in the Plans, whether made by Landlord on behalf of Tenant or by Tenant or Tenant’s agents or contractors, whether temporary or permanent and whether or not requiring Landlord’s consent.

Tenant Plans: the meaning provided in Section 5 of the Pre-Occupancy Agreement.

Tenant Related Parties: collectively, Tenant and its officers, shareholders, directors, agents, employees, representatives, contractors, permitted sublessees and assigns, and the agents, employees, invitees, licensees, contractors, mechanics and suppliers of each.

Term; the meaning provided in Section 2 hereof.

Termination Date: the meaning provided in Section 2 hereof.

Unfinished Space: the meaning provided in Section 38 hereof.

2. AGREEMENT TO LEASE. Landlord hereby leases to Tenant, and Tenant hereby accepts, the Land, located in Cobb County, Georgia, together with all improvements now or hereafter located on the Land, including without limitation a building of ninety-eight thousand two hundred and sixty-eight (98,268) square feet of Gross Building Area to be constructed thereon in accordance with the Plans pursuant to the Pre-Occupancy Agreement (such building being referred to herein as the “Facility”), for a term (the “Term) commencing on the Commencement Date, and ending one hundred eighty (180) calendar months after the Commencement Date (the “Termination Date”); provided, however, that if the Commencement Date is not the first (1st) day of a calendar month, the Term shall end one hundred eighty (180) calendar months after the first (1st) day of the calendar month immediately succeeding the calendar month in which the Commencement Date occurs, unless sooner terminated as provided herein, subject to the agreements herein contained.

3. COMMENCEMENT DATE. Except as otherwise expressly provided for in this Lease or the Pre-Occupancy Agreement, the “Commencement Date” shall be one hundred twenty-two (122) days after the later to occur of (i) the Substantial Completion Date, and (ii) June 1, 1996 (the “Anticipated Commencement Date”). The parties shall confirm the date of the Commencement Date in writing as provided in Section 17 of the Pre- Occupancy Agreement.

4. RENT. Tenant shall pay Rent to Landlord at the office of Landlord or to such other person or at such other place as Landlord may designate on not less than ten (10) days prior written notice to Tenant, without offsets or deductions of any kind whatsoever, except as otherwise expressly provided in the Lease, at the times and in the manner hereinafter set forth.

5. BASE RENT. During the Term, Tenant shall pay Base Rent in accordance with the various Base Rent Rates described in this Section 5. The Base Rent Rates for each of the first (1st) fifteen (15) Lease Years shall be as set forth on the schedule attached hereto as Exhibit B, as such exhibit may be amended pursuant to Sections 7 and 17 of the Pre-Occupancy Agreement. The Base Rent payable for each Lease Year shall be paid in twelve (12) equal monthly installments, paid in advance not later than the first (1st) day of each and every calendar month. If the Commencement Date is other than the first (1st) day of a month, then the Base Rent for such initial month shall be prorated on a per diem basis for such fractional period. Payment of the Base Rent shall commence on the Commencement Date, subject to the rent abatement provisions of Section 41.

6. TAX RENT AND ASSESSMENTS. In addition to paying the Base Rent specified in Section 5 hereof, Tenant shall pay “Tax Rent” and “Assessments” for each calendar year (or portion thereof) falling within the Term. Tax Rent and Assessments determined as provided below shall be paid at the same place as Base Rent is to be paid. If the Term commences on any day other than the first (1st) day of a calendar year, or if the Term ends on any day other than the last day of a calendar year, the Tax Rent and Assessments with respect to each such partial calendar year shall be prorated based on the number of days in the Term falling within such calendar year.

6.1. Tax Rent.

(a) Tenant shall pay “Tax Rent” on a monthly estimated basis as hereinafter provided. Tenant shall be obligated to deposit monthly with Landlord, or such other entity as Landlord may designate, on the first day of each and every month in the Term, a sum equal to 1/12th of Landlord’s reasonable estimate of the current amount of Taxes levied with respect to the Premises, which monthly deposits need not be kept separate and apart by Landlord and shall be held by Landlord in such account or accounts as may be authorized by the then current state or federal banking laws, rules or regulations and which monthly deposits shall be used as a fund to be applied, to the extent thereof, to the payment of Taxes as the same become due and payable. The existence of said fund shall not limit or alter Tenant’s obligation to pay the Taxes for which the fund was created. Tenant’s monthly deposits of Tax Rent shall, at Landlord’s sole option, either (y) be placed into an interest-bearing account, or (z) be deemed to accrue interest at an agreed upon rate of the Reference Rate (such interest, whether earned pursuant to item (y) or deemed accrued pursuant to item (z), or both, is hereinafter referred to as the “Tax Rent Interest”) first, to pay Tenant’s Tax Rent as and when such payment of Taxes by Landlord occurs, in the event that Tenant’s estimated payments of Tax Rent are less than the Taxes actually due and payable by Landlord for the period in question; and second, to pay for the premiums due and payable in connection with the rent insurance described in Section 22.2 below.

On or prior to the Commencement Date, Landlord shall advise Tenant as to Landlord’s estimate of the monthly deposits that will be required for the period commencing on the Commencement Date and ending on the December 31 immediately thereafter. As soon as reasonably feasible after Landlord’s receipt of tax bills with respect to each applicable calendar year during the Term, Landlord will furnish Tenant a statement (the “Tax Adjustment Statement”) showing the following: (i) actual Taxes for the calendar year last ended and the amount of Taxes payable by Tenant for such calendar year, (ii) the amount of additional Tax Rent due Landlord for the calendar year last ended, less credits for monthly deposits paid; (iii) the amount of interest accrued upon Tenant’s monthly Tax Rent, together with a check from Landlord refunding such interest if not previously applied by Landlord to Tenant’s Tax Rent in the manner provided for above; (iv) the monthly deposits due in the current calendar year; and (v) a copy of the tax bill or bills paid (or to be paid) by Landlord. Within thirty (30) days after Tenant’s receipt of each Tax Adjustment Statement, Tenant shall pay to Landlord: (i) the amount of additional Tax Rent (if any) shown on the Tax Adjustment Statement to be due Landlord for the calendar year last ended; plus (ii) the amount which, when added to the monthly deposits theretofore paid by Tenant as Tax Rent for Tenant’s estimated Taxes in the current calendar year, will result in Landlord having then received, for the current calendar year, the full monthly deposits due as Tax Rent for such estimated Taxes for such current calendar year as of the end of such 30-day period.

With respect to the last calendar year (or portion thereof) falling within the Term, Landlord’s estimate of the current annual Taxes shall be increased by ten percent (10%) for purposes of determining the amount of Tenant’s deposits required hereunder during such last calendar year (or portion thereof) to account for any additional Tax Rent which may not be finally determined until after the expiration of the Term. Tenant’s obligation to pay such additional Tax Rent shall survive the expiration or earlier termination of the Term. Tenant’s payment of the monthly deposit for each calendar year shall be credited against the Tax Rent due with respect to such calendar year. If the monthly deposits paid by Tenant for any calendar year exceed the Tax Rent due for such calendar year, then Landlord shall give a credit to Tenant in an amount equal to such excess against the Tax Rent due for the next succeeding calendar year, except that if any such excess relates to the last calendar year (or portion thereof) falling within the Term, then provided that no Default of Tenant exists hereunder, Landlord shall refund such excess to Tenant within thirty (30) days after Landlord’s receipt of the final tax bill for such calendar year.

(b) Provided Tenant is not then in Default of this Lease, Tenant may request in writing no later than ten (10) business days after receipt of any tax bills from Landlord that Landlord contest or object to the legal validity or amount of any Tax. Landlord shall notify Tenant in writing within ten (10) days after receipt of Tenant’s request whether Landlord has elected, in Landlord’s sole discretion, to pursue such contest. Landlord’s notice shall contain the name or names of tax consultants Landlord is willing to retain in connection with such contest, including the method of billing that would be utilized in connection therewith. If Landlord elects to pursue such contest, then Landlord shall diligently pursue such protest using tax consultants experienced in real estate tax matters and reasonably approved by Tenant (which approval shall not be unreasonably withheld or delayed), and all fees and costs (including without limitation reasonable actual attorney’s fees ) incurred by Landlord in pursuing such contest regardless of the ultimate success thereof, shall be payable by Tenant as Additional Rent within fifteen (15) days after being billed therefor. If Landlord declines to pursue such contest, then Tenant may pursue such contest provided: (a) Tenant is not then in Default of this Lease; (b) such protest is in good faith; and (c) Tenant timely pays to Landlord the

Tax Rent with respect to the tax being contested as and when due and payable hereunder. With respect to any contested Tax required by the taxing body to be paid under protest, Landlord shall apply the amount paid by Tenant to Landlord to the payment of such Tax, and shall at Tenant’s request do so under protest, signing such reasonable documents in connection therewith as Tenant shall request and provide at Tenant’s cost. If payment of the contested Tax may be deferred pending determination of the contest, then Landlord shall defer the payment of such Tax pending such determination. All costs, fees, penalties and interest associated or imposed in connection with such contest or protest shall be paid by Tenant, and Tenant hereby agrees to indemnify and hold the Landlord Related Parties harmless from and against any thereof. Provided Tenant is not in Default with respect to the provisions of this Section 6.1, Tenant shall receive the benefit of any reduction in any contested Tax unless any applicable refund relates to a period of time which is not part of the Term, which amount, if any, shall belong to Landlord after first being applied in accordance with the sentence next following. In any event, any net reduction or savings in Taxes shall be applied first, to Tenant’s payment of Taxes for the tax year in question, if not theretofore paid in full by Tenant, and second, to the costs, expenses and fees (including without limitation reasonable actual attorneys’ fees and tax consultant fees paid or incurred by Tenant), and third, any excess or remaining amount not so applied shall be applied or refunded in accordance with Section 6.1(a) above.

(c) “Taxes” shall mean all real estate taxes and assessments (other than the Assessments), special or otherwise, levied or assessed upon or with respect to the Premises and/or Landlord’s leasehold interest in the Premises and/or Landlord’s leasehold interest in the Premises with respect to each calendar year (or portion thereof) falling within the Term. Should any Governmental Authority having jurisdiction over the Premises (i) impose a tax, assessment, charge or fee against the Premises which Landlord shall be required to pay, either in substitution for, or in addition to such real estate taxes, or (ii) impose an income or franchise tax or a tax on rents which may be in addition to or in substitution for a tax levied against the Premises, then, in either of such events such substituted and/or additional taxes, assessments, fees or charges shall be deemed to constitute Taxes hereunder, but only to the extent that, they would be payable by Landlord even if the Premises was the sole property of Landlord subject thereto and the Base Rent hereunder was the sole rent subject thereto. All fees and costs (including, without limitation, reasonable attorney’s fees and fees of tax consultants reasonably approved by Tenant, which approval shall not be unreasonably withheld or delayed) incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, in those instances where, without the request from Tenant, Landlord decides to pursue such contest pursuant to Section 6.1(b) shall, regardless of whether any reduction or limitation is obtained, be payable in the first instance by Landlord; provided, however, that any net reduction or savings derived or resulting from such contest shall be applied first, to such costs and expenses of Landlord, and second, the balance shall be applied in accordance with Section 6.1(b) above. In determining the amount of Taxes for any calendar year (or portion thereof) falling within the Term, the amount of special assessments to be included shall be limited to the amount of any installment (plus any interest payable thereon) of such special assessment paid over the maximum period of time permitted by law. Except as provided in the immediately preceding sentence, all references to Taxes “for” a particular calendar year shall mean Taxes levied, assessed or otherwise imposed for such calendar year without regard to when such Taxes are payable.

6.2. Assessments. As a result of the Premises being located in the Park, Landlord is liable to the Association for the payment of the Assessments. Landlord represents that the amount of Assessments for the 1995 calendar year is estimated to equal approximately $300.00 per acre. As

Additional Rent hereunder, Tenant shall pay all Assessments related to the Premises for each calendar year (or portion thereof) falling within the Term. If any such Assessments relate to time periods which do not fall entirely within the Term, such Assessments shall be prorated based on the number of days in the Term falling within such time periods. After receipt of each bill or invoice for Assessments with respect to a calendar year (or portion thereof) falling within the Term, Landlord shall promptly deliver a copy thereof to Tenant, accompanied by a statement setting forth the portion of such Assessments attributable to the Premises and payable by Tenant (an “Assessment Notice”). Except as otherwise herein provided, Tenant shall no later than the earlier of thirty (30) days after receipt of any Assessment Notice or fifteen (15) days before such Assessments are due, pay to the Association the full amount of Assessments due under such Assessment Notice; provided, however, that in no event shall Tenant be obligated to pay such Assessments earlier than fifteen (15) days after receipt of any Assessment Notice. Within five (5) days following the date such Assessments are due, Tenant shall furnish Landlord with evidence of the payment of such Assessments in full. Notwithstanding the foregoing right of Tenant to pay Assessments directly to the Association, Tenant shall pay Assessments when due hereunder to Landlord: (i) following a Default by Tenant with respect to any of its monetary obligations under this Lease; and (ii) during the final Lease Year of the Term as hereinafter provided. On or before the first day of the last calendar month of the Term, Tenant shall pay to Landlord as an estimate of the Assessments for the remainder of the Term an amount ( the “Final Estimated Assessment Payment”) obtained by multiplying the number of months (or portion thereof) remaining in the Term from the last applicable month through which Tenant has paid Assessment hereunder by the quotient derived by dividing one hundred ten percent (110%) of the most recent ascertainable annual Assessments with respect to the Premises by 12. When, following the end of the Term, Landlord receives the actual invoice or bill for the Assessments which had been previously estimated, Landlord shall promptly deliver a copy thereof to Tenant, accompanied by a final Assessment Notice stating any remaining amount due from Tenant for Assessments, or if the actual amount of Assessments is less than the Final Estimated Assessment Payment theretofore paid by Tenant, the amount to be refunded by Landlord to Tenant. Any amount due from one party to the other under the preceding sentence shall be paid within thirty (30) days after the delivery of the final Assessment Notice.

Without limiting any other obligations of Landlord or Tenant which shall survive the expiration or earlier termination of the Term, Tenant’s and Landlord’s obligations to pay any amounts due in connection with Tax Rent and Assessments shall survive the expiration or earlier termination of the Term.

7. RESPONSIBILITY FOR MAINTENANCE, REPAIR AND OPERATIONS.

7.1. Tenant’s Responsibilities. Except as otherwise expressly provided herein, Tenant shall, at Tenant’s sole cost and expense, manage, operate, repair, maintain, and improve and (as necessary) replace the Premises and the equipment, fixtures and personal property located on the Premises in good condition and repair and in compliance, in all material respects, with all applicable Legal Requirements, In addition, and except as otherwise expressly provided herein, Tenant shall, at Tenant’s sole cost and expense, make all Legally Mandated Capital Improvements and subject to the termination rights set forth in Section 23 hereof, shall pay the Non-Covered Cost of any Casualty-Related Improvement. All repairs, replacements or maintenance performed by either Tenant or Landlord pursuant to this Section 7 shall be performed in a good and workmanlike manner in compliance with all applicable Guarantees, Legal Requirements and insurance requirements, using materials with a quality equivalent or better than those used in the original construction of the Facility, and to the extent applicable shall be subject to Section 14 of this Lease. Tenant shall have no obligation to maintain, repair or replace the “structural components” (as defined in Section 7.2 below) of the Premises, except as expressly set forth in this Lease to the contrary.

Notwithstanding anything herein to the contrary, Landlord agrees that, subject to the terms of this Section 7.1, it shall be responsible for the payment to Tenant of its pro rata share of the reasonable cost of any Qualified Legally Mandated Capital Improvement (the “Landlord’s QLMCI Share”). For purposes of this Lease, the term “Qualified Legally Mandated Capital Improvement” shall mean any Legally Mandated Capital Improvements that: (i) are made during the final three (3) Lease Years of the Term; (ii) cost in excess of $25,000.00 in any one instance or more than $100,000.00 in the aggregate; (iii) are reasonably susceptible of continued use or reuse by office tenants; and (iv) are not the result of (a) the specific nature of Tenant’s non-office use of the Premises, or (b) Tenant’s failure to properly perform its maintenance, repair and replacement obligations pursuant to and in accordance with this Section 7.1. Nothing in this grammatical paragraph shall limit, modify, release, waive or terminate Tenant’s obligation to perform or cause to be performed all Legally Mandated Capital Improvements during the Term, including all Qualified Legally Mandated Capital Improvements. Landlord’s QLMCI Share shall be determined by multiplying the reasonable cost of the applicable Qualified Legally Mandated Capital Improvement by a fraction, the numerator of which shall be the difference between the number of years (or portion thereof) in the useful life of the applicable Qualified Legally Mandated Capital Improvement as reasonably estimated by Landlord’s engineer (the “QLMCI Useful Life”) and the number of years (or portion thereof) remaining in the Term from the date such Qualified Legally Mandated Capital Improvement is required by the applicable Governmental Authority, and the denominator of which is the applicable QLMCI Useful Life. Landlord’s QLMCI Share shall be payable to Tenant within thirty (30) days after the Qualified Legally Mandated Capital Improvement is completed and Tenant furnishes Landlord with verifiable supporting documentation reflecting the actual costs thereof, together with evidence of the payment thereof in full.

Notwithstanding the foregoing, if any time after the calculation and payment of Landlord’s QLMCI Share, Tenant desires to exercise the Option or to otherwise re-lease the Premises for an extended period on terms other than pursuant to the Option, then in either case, Landlord’s QLMCI Share shall be adjusted by recalculating the numerator in the foregoing formula taking into account the number of years (or portion thereof) in such extended Term toward the end that Landlord shall be responsible for the precise amount of Landlord’s QLMCI Share based on such extended Term. Tenant shall, as Additional Rent hereunder, reimburse Landlord for the applicable overpayment of Landlord’s QLMCI Share (the “QLMCI Adjustment Payment”) at the following times: (i) in the case of the exercise of the Option, concurrently with Tenant’s delivery of the final binding written exercise notice pursuant to Section 37(B) hereof; and (ii) in the case of any other extension of the Term, concurrently with Tenant’s execution and delivery to Landlord of any applicable amendment to this Lease or a new lease agreement, as the case may be. Anything herein to the contrary notwithstanding, if Tenant has previously exercised the Option or agreed to re-lease the Premises for an extended period on terms other than pursuant to the Option, then any Legally Mandated Capital Improvement required prior to the expiration of the initial Term hereof that otherwise satisfies the second, third and fourth requirements in the definition of Qualified Legally Mandated Capital Improvement, shall not satisfy the first requirement and, accordingly, shall not be deemed a Qualified Legally Mandated Capital Improvement hereunder and shall be performed by Tenant at Tenant’s sole cost and expense (unless in the case of an extension other than pursuant to the Option, the time remaining in the initial Term, when added to the extension term is less than one (1) year.) [By way of example without limitation: Example 1 - assume that at the end of the fourteenth (14th) Lease Year a Qualified Legally Mandated Capital Improvement with an 8 year useful life is required for $100,000.00. In this Example 1, Landlord’s QLMCI Share would be $87,500.00 (reflecting $100,000 multiplied by [8 minus 1] divided by 8). Example 2 - assume the same facts as in Example 1 except that Tenant exercises the Option. In this Example 2, Landlord’s QLMCI Share will be adjusted by recalculating the numerator of the formula based on the 5-year extension of the Term. In this case, Landlord’s QLMCI should have been $25,000 (reflecting $100,000.00 multiplied by [8 minus 6] divided by 8), as opposed to the $87,500.00 theretofore paid by Landlord. Accordingly, a QLMCI Adjustment Payment in the amount of $62,500.00 would accompany Tenant’s final binding written exercise notice pursuant to Section 37(b) hereof.]

7.2. Landlord’s Responsibilities. Except as may be otherwise expressly provided in the Pre-Occupancy Agreement or this Lease, Landlord shall have no obligation to provide any services to, or in connection with, the Premises, or any responsibility for the management, operation, repair, maintenance or replacement of capital improvements with respect to the Premises. Anything in this Lease to the contrary notwithstanding, Landlord shall make, or cause to be made, all maintenance, repairs and/or replacements to the “structural components” (as hereinafter defined) of the Facility; and any repairs or replacements otherwise required to be made by Tenant pursuant to Section 7.1 above, but which arise as a result of any act or omission of Landlord Related Parties (including, without limitation, Landlord’s failure to perform ordinary, routine or scheduled maintenance obligations with respect to the roof required pursuant to this Section 7.2, or such other ordinary, routine or scheduled maintenance obligations as may be required by the terms and provisions of any applicable Guarantee pertaining to or covering an item for which Landlord is responsible hereunder, and any costs that would have been covered under any such Guarantee but for any Landlord Related Parties’ act or omission that negated any such Guarantee). For purposes of this Lease, the phrase “structural components” shall mean the roof (up to the mechanical equipment curbs), foundation, concrete floors and structural supports of the Facility. The cost of any such maintenance, repairs and/or replacements to structural components shall be the sole responsibility of Landlord, except to the extent such costs arise as a result of any act or omission of Tenant Related Parties (including, without limitation, Tenant’s failure to perform ordinary, routine and/or scheduled maintenance obligations required pursuant to Section 7.1 hereof, or as may be required by the terms and provisions of any applicable Guarantee pertaining to or covering an item for which Tenant is responsible under Section 7.1 above, and any costs that would have been covered under any such applicable Guarantee but for any Tenant Related Parties’ act or omission that negated any such Guarantee), in which event, the cost of such repair or replacement shall be paid by Tenant within thirty (30) days after Landlord bills Tenant therefor.

In addition to any other rights reserved to Landlord pursuant to the terms of this Lease, Landlord reserves the right at any reasonable time during the Term upon not less than three (3) business days prior written notice to Tenant (except in the event of an emergency) to have the roof inspected by an experienced roofing consultant or contractor as may be recommended by the roof manufacturer or roof Guarantee (or designated by Landlord in the absence of any such recommendation). Landlord reserves the right, upon not less than ten (10) days’ prior written notice to Tenant, to enter into a maintenance contract with an experienced roofing contractor reasonably acceptable to Landlord who shall perform such maintenance and care on behalf of Landlord, and shall have the right to enter upon the Premises at such time or times each Lease Year as are reasonably necessary or appropriate to do so, subject to the notification and other requirements set forth herein.

Tenant shall notify Landlord in writing of any required repairs or necessary replacements to the structural components of the Facility. Landlord shall not be required to commence any such repair or replacement until Landlord has received Tenant’s written notice. Landlord shall commence and complete repairs or replacements required pursuant to this Section 7.2 as soon as is reasonably practicable following Landlord’s receipt of Tenant’s notice, not to exceed thirty (30) days; provided, however, that if such repair or replacement is not capable of being completed within said 30-day period (including due to any Tenant Delay or any delay due to Force Majeure) then Landlord will be deemed in full compliance with the terms of this Section 7.2 as long as Landlord commences such repair or replacement within said 30-day period and thereafter diligently prosecutes same to completion to the extent within its reasonable control. If Landlord fails to perform any repair or replacement required pursuant to this Section 7.2 within said 30-day period (or such extended period as provided above where the repair or replacement is not capable of being completed within said 30-day period), then Tenant may furnish Landlord with a written notice of non-compliance with the terms of this Section 7.2. If Landlord fails to complete the required repair or replacement within fifteen (15) days after Landlord’s receipt of Tenant’s notice of non-compliance, then Tenant may, at its option, exercised by giving Landlord written notice thereof, take reasonable measures to complete any such repair or replacement required pursuant to the terms of this Section 7.2. If Tenant so completes such repair or replacement, Landlord shall pay Tenant the reasonable cost thereof that otherwise would have been Landlord’s cost hereunder within thirty (30) days following Landlord’s receipt of a bill therefor, together with supporting invoices reflecting the reasonable cost thereof. If Landlord fails to pay such bill within said 30-day period, Tenant may set-off the amount of said bill (together with interest thereon at the rate specified in Section 35.2 hereof on the unpaid and unapplied amount due hereunder from time to time) from the next Rent payments due under this Lease. Notwithstanding the foregoing, the rights granted Tenant pursuant to this grammatical paragraph are granted without prejudice to Landlord’s right to contest Tenant’s ability to exercise same and/or the amount of costs incurred thereby.

8. SERVICES. Tenant shall be responsible for contacting the appropriate municipality and public utility companies to ensure continuity of all utility services upon the Commencement Date and to establish and maintain utility services in Tenant’s name and for Tenant’s account, and for paying to such entities any installation and service fees or charges which are not Landlord’s responsibility pursuant to the Pre-Occupancy Agreement. For purposes of clarifying the immediately preceding sentence, Landlord shall make available, at Landlord’s cost, to the Facility all necessary utility services which shall include electric, gas, water, sewer and telephone (including all permits required by any Governmental Authority for the installation of same, if any); provided, however, Tenant acknowledges and agrees that: (i) Tenant shall be responsible for the installation of its telephone and computer cables, equipment and facilities within the Facility; (ii) Tenant shall be responsible for the payment of all monetary deposits, if any, required by any applicable utility company or Governmental Authority to establish service in the Tenant’s name at the Facility; and (iii) cable television service is not available in the Park and Landlord shall have no obligation to provide same. Landlord and Tenant shall operate to provide information to each other regarding the reading of meters, the changeovers in filings and other like matters relating to Tenant’s taking responsibility for utilities under this Lease. From and after the Commencement Date Tenant shall pay utility providers directly for all utility services furnished to the Premises. Landlord does not warrant that any of the services will be free from interruptions. Any such interruption of service shall never be deemed an eviction (actual or constructive) or a disturbance of Tenant’s use and possession of the Premises or any part thereof and shall never render Landlord liable to Tenant under this Lease for damages, by abatement of Rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, in the event any such interruption: (i) is caused solely by Landlord’s performance or non-performance (or any Landlord Related Party’s performance or non-performance) of its obligations under this Lease; and (ii) the Facility or a portion thereof is rendered untenantable and Tenant does not in fact occupy, or cease to occupy, such portion of the Facility, then in such event, Tenant shall promptly notify Landlord in writing of the occurrence of such untenantability and Rent shall abate on a per diem basis commencing on the first date of untenantability and ceasing at such time as the Facility, or applicable portion thereof, as the case may be, is fully tenantable, such abatement to be in an amount bearing the same ratio to the total amount of Rent due for such period as the untenantable portion of the Facility from time to time bears to the entire Facility, but in any event, such abatement shall become effective if and only to the extent Landlord receives the proceeds of any rent insurance carried by Tenant pursuant to Section 22.2 hereof. Notwithstanding the immediately preceding sentence, if Tenant is entitled to abate Rent pursuant to the immediately preceding sentence but for Landlord’s receipt of rent loss proceeds, and if Tenant has satisfied the insurance requirements of this Lease with respect to such rent loss coverage, then if the applicable insurer cannot or refuses to pay proceeds that otherwise would have been payable under such rent loss insurance policy; through no fault of any Tenant Related Parties, then in such event, Tenant shall be entitled to abate Rent in accordance with the terms of the preceding sentence regardless of Landlord’s receipt of rent loss insurance proceeds. In any event where Landlord or any Landlord Related Party is the cause of untenantability with respect to the Facility, Landlord shall, at its sole cost and expense, take such action as shall be necessary to render the Facility tenantable again as soon as is reasonably practicable, subject to any Tenant Delays or any delay due to Force Majeure.

9. USE. Tenant shall not use or occupy the Premises, or permit the Premises to be used or occupied, for any use other than for general office, research, storage, distribution and light manufacturing uses, including, without limitation, use as a biomedical company engaged in various design, development, light manufacturing, marketing, licensing and other business endeavors and including, without limitation, the manufacture of bioadhesives; provided, however, that at all times during the Term, the portion of the Facility devoted to general office and research uses shall in no event be modified in a manner that will cause the then existing parking areas, facilities and ratios on and with respect to the Premises to violate any applicable Legal

Requirements. Tenant shall not use or occupy the Premises, or permit the Premises to be used or occupied contrary to any Guarantees or Legal Requirements; or in any manner which would violate any certificate of occupancy affecting the same; or which would cause structural injury to the facility or any other improvements on the Premises or in the Park; or which would invalidate the amount of premiums for any policy of insurance affecting the Premises; or would create a nuisance. Anything in this Lease to the contrary notwithstanding, Landlord agrees that from and after the date of this Lease, Landlord shall not, and for so long as Landlord maintains legal control over the Association pursuant to the Declaration, Landlord will not cause the Association to voluntarily create any covenants, conditions or restrictions affecting the Premises that will materially and adversely interfere with the Tenant’s use of the Premises for the general purposes set forth in this Section 9, or, in particular, Tenant’s use of the Premises for or in connection with Tenant’s business use as a biomedical company engaged in various design, development, light manufacturing, marketing, licensing and other business endeavors, including for example only, the low temperature preservation of cardiac valves, veins and other vascular tissues; and of meniscal, cruciate and other joint and ligament tissues; and/or of other bodily tissues or substances; the design, development, manufacturing and/or marketing of bioadhesives; and the design, development and/or marketing of other related and unrelated biomedical products and procedures.

10. DISCLAIMER OF WARRANTIES. Except as expressly provided in the Pre-Occupancy Agreement or this Lease, Landlord does not make, and Tenant acknowledges that Landlord has not made any representation, warranty or guarantee, express or implied, with respect to this Lease, Landlord’s title to, or the present or future merchantability, condition, quality, durability, fitness or suitability of the Premises or any part thereof in any respect or in connection with or for the purposes and uses of Tenant, or any other representation, guarantee, warranty or covenant of any kind or character, express or implied, with respect thereto, and Landlord shall not be liable for any latent or patent defect therein, except as may be expressly provided under the Pre-Occupancy Agreement or this Lease. No promise of Landlord to construct. alter, remodel or improve the Premises, or to contribute funds toward the construction, alteration, remodeling or improvement of the Premises, has been made by Landlord to Tenant other than as may be expressly contained herein or in the Pre-Occupancy Agreement. Landlord represents and warrants to Tenant that it is the fee simple owner of the Land. Landlord also hereby represents and warrants to Tenant that this Lease, and Tenant’s proposed use of the Facility as described herein and constructed pursuant to the Pre-Occupancy Agreement comply (or shall comply, as applicable) with the Declaration. Landlord further represents and warrants to Tenant that as of the Commencement Date of the Term, the Facility shall comply with all then applicable Legal Requirements (including any administrative and judicial interpretations thereof), and the Declaration, as the same are in existence as of the Commencement Date. Landlord agrees that any violations of such then applicable Legal Requirements which are subsequently discovered to have been in existence as of the Commencement Date shall be deemed to be a Covered Defect under the Amli Warranty; provided, however, that: (i) Landlord is notified in writing of such existing violation during the Amli Warranty Period; and (ii) the violation of such then applicable Legal Requirement did in fact exist as of the Commencement Date; and (iii) the violation does not constitute and/or was not caused by an Amli Warranty Exclusion. Anything in this Lease to the contrary notwithstanding, the representation, warranty and agreement of Landlord as provided in the preceding two sentences shall survive the Commencement Date for the duration of the Amli Warranty Period, it being expressly understood and agreed that said representation, warranty and agreement shall expire concurrently with the Amli Warranty, except with respect to any such existing violation which (a) Landlord had been notified of during the Amli Warranty Period, and (b) is a Covered Defect under the Amli Warranty as hereinabove provided. For purposes of this Section 10, the terms “Covered Defect,” “Amli Warranty,” “Amli Warranty Period” and “Amli Warranty Exclusion” shall have the meanings provided such terms in the Pre-Occupancy Agreement.

11. POSSESSION. Landlord makes no representation, warranty or guarantee that the Premises (or any part thereof) will be substantially ready for occupancy on any specific date. Except as set forth in the Pre-Occupancy Agreement, this Lease shall continue in full force and effect regardless of any delay in the Commencement Date, and no liability shall arise against Landlord out of any such delay other than as may be set forth in the Pre-Occupancy Agreement. If Tenant shall take possession of all or any part of the Premises prior to the Commencement Date, all of the covenants and conditions of this Lease shall be binding upon the parties hereto as if the Commencement Date had been fixed as of the date when Tenant took such possession, and Tenant’s obligation to pay Rent prior to the Commencement Date shall be governed by the terms of Section 14.2 and 14.3(b) of the Pre-Occupancy Agreement.

12. ASSIGNMENT AND SUBLETTING. Tenant may not, without Landlord’s prior written approval, which approval may not be unreasonably withheld or delayed: (a) assign, convey or mortgage this Lease or any interest hereunder; (b) permit any assignment of, or lien upon this Lease or Tenant’s interest herein by operation of law; (c) sublet the Premises or any part thereof; or (d) permit the use of the Premises by any parties other than Tenant, its agents and employees. The acts and events described in clauses (a)-(d) of the preceding sentence are referred to herein collectively as “Transfers” and individually as a “Transfer”. It shall be “reasonable” grounds for the withholding or delaying by Landlord of its consent to a Transfer if Landlord’s mortgagee of the Premises disapproves of such Transfer on a reasonable basis or delays its response thereto for a period of not more than fifteen (15) additional days. Tenant shall give Landlord written notice of any proposed sublease or assignment at least thirty (30) days prior to the proposed effective date of such proposed sublease or assignment, which notice shall contain the name of the proposed sublessee or assignee, the proposed use of the Premises, the proposed principal terms thereof, and such other information as Landlord may reasonably request to evaluate the character, reputation and creditworthiness of the proposed assignee or sublessee.

If Tenant is permitted to assign this Lease or sublease all or any portion of the Premises, regardless of whether Landlord’s consent is required hereunder, Tenant agrees to pay to Landlord as Additional Rent 75% of any Sublease Profits derived by Tenant from such assignment or sublease. If the proposed use of the Premises may, in Landlord’s judgment, exercised reasonably and in good faith, create greater environmental risks to Landlord or the Premises relative to Tenant’s use of the Premises on the Commencement Date, Landlord may withhold its consent (and such withholding shall be deemed reasonable) until Landlord and such assignee or sublessee agree to amend this Lease to address such increased environmental risks to Landlord’s reasonable satisfaction; provided, however, that if Landlord determines, in its sole discretion, that such increased environmental risks cannot be adequately addressed through an amendment to this Lease, Landlord may withhold its consent, and such withholding shall be deemed reasonable. Landlord may, in lieu of consenting to a reasonable assignment or sublease of the entire Premises, elect to cancel the Lease. If Landlord wishes to exercise the foregoing cancellation option, Landlord shall, within thirty (30) days after Landlord’s receipt of Tenant’s notice of proposed assignment or sublease, send to Tenant a notice so stating and in such notice Landlord shall specify the date as of which such cancellation shall be effective, which date shall be between the proposed effective date for the proposed assignment or sublease and the date which is sixty (60) days thereafter. In the event of any such election by Landlord, Tenant may, within fifteen (15) days of Tenant’s receipt of Landlord’s cancellation notice, elect to rescind its request for consent and thereby vitiate Landlord’s cancellation election.

Landlord’s consent to any assignment, subletting or transfer, or Landlord’s election to accept any assignee, sublessee or transferee as Tenant hereunder, shall not release the original Tenant from any covenant or obligation under this Lease. However, Landlord’s election to cancel this Lease shall, upon the effective date of such cancellation, release Tenant from any and all obligations arising or accruing from and after the date any such cancellation becomes effective. Landlord’s consent to any assignment or subletting shall not constitute a waiver of Landlord’s right to consent to any future assignment or subletting. If, with respect to any permitted assignment or sublease hereunder, Landlord does not, or is not entitled to, exercise the cancellation right as hereinabove provided, then any proposed assignment or sublease agreement shall be expressly subject to all the terms, conditions and covenants of this Lease and Landlord’s prior written consent, which consent shall not be unreasonably withheld or denied. Any proposed assignment shall contain an express written assumption by assignee of all Tenant’s liabilities and obligations under this Lease. Any proposed sublease shall: (i) provide that the sublessee shall procure and maintain policies of insurance as required of Tenant under Section 22.2 hereof; (ii) contain a provision for the benefit of Landlord, substantially in the form set forth in Section 22.1 hereof; (iii) provide for a copy to Landlord of notice of default by either party; and (iv) otherwise be reasonably acceptable in form to Landlord.

Subject to all of the other terms and conditions of this Section 12, Tenant may, without Landlord’s prior consent, without being subject to Landlord’s cancellation election and without the application of the division of Sublease Profits as set forth in the fifth sentence of the preceding paragraph: (i) assign this Lease or sublease all or any portion of the Premises to Tenant’s parent corporation or any subsidiary or affiliated corporation (collectively, a “Related Entity”) or any entity that is controlled by or under common control with a Related Entity; or (ii) assign this Lease to any corporation resulting from a merger or consolidation or to any person, corporation or other entity which acquires all or substantially all of the assets of Tenant including, without limitation, the trademark or trade name of Tenant; or (iii) assign this Lease to any person, corporation or other entity which acquires control of Tenant; provided, however, in each instance that the “Base Net Worth” (as defined in Section 40 below) requirements of this Lease continue to be satisfied, and Tenant is not in Default hereunder at such time. For purposes of the foregoing, the word “control” shall mean and refer to the ownership of in excess of fifty percent (50%) of the voting stock in any corporation, or of the shares or other indicia of ownership in any limited liability company, or of the general partners’ interests in any partnership.

Except with respect to any assignment or sublease that does not require Landlord’s prior written consent hereunder, Tenant shall pay to Landlord as Additional Rent hereunder, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) paid or incurred by Landlord in connection with any proposed assignment or subletting hereunder.

13. LANDLORD’S ACCESS TO THE PREMISES. Tenant agrees to permit Landlord and any authorized representatives of Landlord, to enter the Premises at all reasonable times (i.e. on business days and during business hours, unless otherwise specified by Tenant), on reasonable advance notice, except in the case of emergency, for the purpose of inspecting same. Any such inspections shall be solely for Landlord’s purposes and may not be relied upon by Tenant or any other person. If in Landlord’s reasonable judgment, Tenant is in Default of any of its obligations under this Lease beyond the expiration of any applicable cure period, in addition to any other rights and remedies available to Landlord hereunder, at law or in equity, Landlord may, but shall not be obligated to, perform such obligation for the account and at the expense of Tenant, without notice (except as specified above) including, without limitation, the right to enter the Premises to make any repairs, replacements, alterations, improvements or additions, as Landlord shall reasonably deem necessary to cure such Default by Tenant. All costs incurred by Landlord in performing such obligation (including, without limitation, the cost of all repairs, replacements, alterations, improvements and additions made by Landlord to the Premises to cure such Default plus an additional twenty percent (20%) of such cost to cover Landlord’s overhead and related expenses) together with all reasonable actual attorneys’ fees and expenses incurred in enforcing any of Tenant’s obligations under this Lease shall become Additional Rent due hereunder payable by Tenant on demand. At any time Landlord enters upon the Premises to perform such repairs, replacements, alterations, improvements or additions, during such operations, Landlord shall have the right to take onto the Premises or any portion thereof, all material and equipment required, and to close and temporarily suspend operation of entrances, doors, corridors, elevators and other facilities in and to the Facility, and to have access to and open all ceilings, without liability to Tenant by reason of interference, inconvenience, annoyance or loss of business; provided, however, that with respect to any work performed by or on behalf of Landlord pursuant to this Section 13, Landlord shall, to the extent within its reasonable control, cause such work to be done in a manner so as not to unreasonably interfere with Tenant’s use of the Premises. Landlord may do any such work during ordinary business hours, and Tenant shall pay Landlord for overtime and for any other expenses incurred if such work is done during other hours at Tenant’s request.

14. ALTERATIONS. Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed by Landlord), make or cause to be made any “material” Tenant Improvements. For purposes of this Lease the term “material” Tenant Improvements shall mean all Tenant Improvements which (i) affect the structure, systems (i.e. electrical, mechanical, plumbing, sewerage, elevator and/or “HVAC”) or exterior appearance of the Facility, (ii) reduce the present fair market value of the Premises by more than $10,000.00 in any one (1) instance or by more than $100,000.00 in the aggregate, (iii) require the demolition of existing improvements on the Premises which, taken together with the additions to be made by Tenant, result in a net reduction in the present fair market value by more than $10,000.00 in any one (1) instance or by more than $100,000.00 in the aggregate, or (iv) cost in excess of $10,000.00 (it being hereby agreed to that the various dollar amounts set forth above in this sentence shall each be increased by three percent (3%) for each Lease Year during the Term following the first Lease Year). The phrase material Tenant Improvements shall not include wallpaper or carpeting that needs to be replaced, or other cosmetic changes to the interior of the Premises. Tenant shall give Landlord prior written notice of any intended Tenant Improvements, whether or not Landlord’s consent is required for such work.

Tenant may, but shall not be required to, request that Landlord agree in writing prior to the installation of a specific Tenant Improvement that Tenant may remove such Tenant Improvement at the expiration or earlier termination of this Lease. All Tenant Improvements, whether made by Landlord or Tenant in or upon the Premises shall, unless Landlord has consented to or requests their removal by Tenant, become Landlord’s property and shall remain upon the Premises at the termination of the Lease by lapse of time or otherwise, without compensation to Tenant. If, prior to the installation of any Tenant Improvements, Landlord agrees that such Tenant Improvements can remain or must be removed upon the expiration of the Term, Landlord’s decision shall be irrevocable unless the parties otherwise mutually agree in writing. If Landlord requires the removal of such items as provided above, Tenant shall at its sole cost and expense, remove such items prior to the termination of the Lease or Tenant’s right to possess the Premises, and repair any damage to the Premises caused by the installation of such items and/or by their removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the cost thereof to Landlord upon demand. Notwithstanding anything contained herein to the contrary the following items of property may be removed from the Premises by Tenant if such removal may be done without material structural damage to the Facility: Tenant’s movable furniture and other personal property, and, to the extent not included in the Plans or installed as a replacement of items included in the Plans: Tenant’s trade fixtures and equipment. If Tenant does not remove such property by the earlier of (i) the date when Tenant vacates the Premises, and (ii) the expiration of the Term or sooner termination of this Lease or Tenant’s right to possess the Premises, then Landlord may, at its option and at Tenant’s sole cost and expense, remove (and repair or restore any damage to the Premises caused by such removal), store and warehouse such property at a location or locations determined by Landlord in its sole discretion. Regardless or whether Landlord elects to take any of the actions specified in the immediately preceding sentence, within fifteen (15) days after the later to occur of the date of eviction, expiration or termination, as the case may be, at Landlord’s option, Tenant shall be conclusively presumed to have forever abandoned such property, in which event Landlord may, at its option, elect to: (A) at Tenant’s sole cost and expense, without accepting title to such property, remove (and repair or restore any damage to the Premises caused by such removal), destroy, discard or otherwise dispose of all or any part thereof without incurring liability to Tenant or to any other person; or (B) deem such abandonment as a conclusive presumption that Tenant has conveyed such proper to Landlord under this Lease as a bill of sale without payment or credit by Landlord and, in either such event, without releasing Tenant from any obligations pursuant to this Section 14. Tenant shall pay Landlord upon demand all of the expenses incurred in taking any of the actions described in this grammatical paragraph, which obligation shall survive the expiration of the Term or sooner termination of this Lease.

All Tenant Improvements shall (i) be paid for by Tenant, (ii) comply with all applicable Guarantees, Legal Requirements and insurance requirements, (iii) be made in a good and workmanlike manner and incorporate only good grades of materials, (iv) be performed by reputable contractors reasonably acceptable to Landlord (as determined by Landlord on the basis of creditworthiness, skill, experience with regard to the scope of work required and reputation in the Atlanta community of contractors, all such factors in fair and reasonable relationship to the scope, size, and duration of the work required by Tenant) employed by Tenant under written contracts previously approved in writing by Landlord (which approval shall not be unreasonably withheld or delayed), and (v) be performed subject to any other conditions Landlord may reasonably impose including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Improvements and insurance against liabilities which may arise out of such work, as determined by Landlord. Notwithstanding the requirements in the preceding sentence, the requirements specified in clauses (iv) and (v) above shall only apply to “material” Tenant Improvements hereunder.

Tenant shall permit Landlord to supervise the construction of any Tenant Improvements. Tenant shall reimburse Landlord, as Additional Rent hereunder, for any fees, costs, charges and expenses incurred by Landlord to any third parties in connection with Landlord’s review of any plans, specifications or drawings related to “material” Tenant Improvements. In addition, Landlord shall charge a supervising fee with respect to “material” Tenant Improvements equal to the greater of $500.00 or three percent (3%) of the total cost of such work including without limitation, all labor and material costs, if Tenant’s employees or contractors perform such work. Tenant shall pay to Landlord, within fifteen (15) days after being billed therefor from time to time, and/or to Tenant’s contractor as the case may be, when due, the cost of all such work and all applicable reimbursements and supervision fees, and if payment is made directly to Tenant’s contractor, upon completion of all such work, Tenant shall deliver to Landlord evidence of payment and full and final waivers of all liens for labor, services or materials. Tenant shall furnish to Landlord, prior to the commencement of any Tenant Improvement, copies of all plans and specifications prepared at Tenant’s expense by architects and engineers acceptable to Landlord, and building permits and certificates of appropriate insurance and evidence of payment thereof, if such permits or insurance are required; provided, however, that plans and specifications shall not be required with respect to “non-material” Tenant Improvements unless otherwise required by any applicable Legal Requirements. Tenant shall furnish to Landlord, promptly after completion of any “material” Tenant Improvement, as-built plans and specifications for such Tenant Improvement. Tenant shall indemnify, defend and hold all Landlord Related Parties harmless from all costs, damages, liens and expenses related to any Tenant Improvements performed by or under the direction of Tenant, whether performed in compliance with this Section 14 or any other conditions imposed by Landlord; provided, however, such indemnity (and the covenant against liens provided in Section 16 hereof) shall not apply in the event: (i) Landlord or its contractors perform the Tenant Improvements pursuant to this Section 14; (ii) Tenant timely pays Landlord all costs, expenses, fees and reimbursements due hereunder in connection with such Tenant Improvements; and (iii) Tenant Related Parties do not cause Landlord Related Parties to incur additional costs, damages, expenses or liabilities in connection with any such Tenant Improvement (any such additional costs, damages, expenses or liabilities caused by Tenant Related Parties being covered by Tenant’s indemnity and covenant against liens). For purposes of this Lease, the term “non-material” Tenant Improvements shall mean any Tenant Improvements that do not constitute “material” Tenant Improvements hereunder requiring Landlord’s prior written consent as provided herein. Landlord agrees that Tenant may make or cause to be made any “non-material” Tenant Improvements without first obtaining Landlord’s prior written consent, subject to the other terms and conditions of this Section 14.

15. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, exercisable without notice (except to the extent expressly provided herein) and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for damages, set-off or abatement of Rent:

(a) if required by the County or any other Governmental Authority, to change the Facility’s street address upon thirty (30) days prior written notice;

(b) to the extent any of the following items are not designated in the Plans, to approve (which approval shall not be unreasonably withheld or delayed) prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment, and all internal lighting that may be visible from the exterior of the Facility;

(c) to show the Premises to prospective purchasers and lenders at reasonable hours upon reasonable prior oral notice during the entire Term, and to prospective tenants at reasonable hours upon reasonable prior oral notice during the last twelve (12) months of the Term, and if the Premises are vacated in a manner which constitutes a Default by Tenant under Section 19 hereof, to prepare the Premises for re-occupancy.

(d) to have and retain a paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber it;

(e) to impose reasonable conditions on the movement and location of equipment and articles in and about the Facility so as not to exceed the live load specified in the Plans; and

(f) to retain at all times, and, subject to the notification requirements set forth in this Lease, to use in furtherance of Landlord’s rights under the Lease, keys and security access cards and/or codes to all doors within and into the Facility. No locks or security access cards and/or codes within or into the Facility shall be added or changed without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Landlord shall keep all keys and security access cards under Landlord’s control. Failure by Landlord to use any key or access card or code shall never render Landlord liable to any Tenant Related Party in the event: (i) Landlord has not previously been provided all applicable keys, security cards and/or access codes in accordance with this Section 15(f); and/or (ii) access is required in the event of emergency and such keys, security cards and/or access codes are not immediately available.

16. COVENANT AGAINST LIENS. Except as otherwise expressly provided in Section 14 hereof, Tenant covenants and agrees not to suffer or permit any mechanic’s or materialmen’s lien to be placed against the Premises or any portion thereof, and in case of any such lien attaching, to either (i) promptly pay off and remove the same, or (ii) within sixty (60) days after the attachment thereof, contest such lien in compliance with all applicable laws, codes, ordinances, judgments, rules and regulations, and obtain, at Tenant’s expense, title insurance from a title insurance company reasonably acceptable to Landlord, or provide Landlord with alternate security reasonably satisfactory to Landlord insuring over any lien which may arise from non-discharge of such lien, and to the extent different from any security provided at Landlord’s request and in addition to (and not in limitation of) any security provided at Landlord’s request, Tenant shall comply with all reasonable terms, conditions, and requirements imposed on Landlord by any lender which has, or in the future shall have a lien on the Premises or any portion thereof. Such terms, conditions and requirements may include, but not be limited to, posting of adequate security; provided, however, than in no event shall Tenant ever be required to provide security in any form which, in the aggregate, will exceed 200% of the lien claim being contested. If any such lien attaches, and Tenant fails to remove or contest the same in accordance with this Section 16, Landlord may but shall not be obligated to pay the amount necessary to remove the same without being responsible for making an investigation as to the validity or accuracy thereof, and the amount so paid, together with all reasonable costs and expenses (including, without limitation, reasonable actual attorneys’ fees) incurred by Landlord in connection therewith, shall be paid by Tenant to Landlord as Additional Rent. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon

Landlord’s title or interest in the Premises or any portion thereof, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only.

17. WAIVER OF CLAIMS; INDEMNIFICATION.

17.1. Waiver of Claims. Except as otherwise expressly provided in the Pre-Occupancy Agreement or in this Lease (including, without limitation, Sections 7.2 and 17.3 hereof), Tenant waives for itself and for the Tenant Related Parties all claims any may have against the Landlord Related Parties for any damage either to person or property sustained by the Tenant Related Parties or by other persons due to the Premises or any part thereof or any appurtenances thereof or improvements thereon not being in good condition or becoming out of repair, or due to the happening of any accident in or about the Premises, or due to any act or neglect of any person including the Landlord Related Parties to the extent permitted by law. This provision shall apply particularly (but not exclusively) to damage caused by water, snow, frost, steam, sewage, gas, faucets and plumbing fixtures, and shall apply without distinction as to whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all Tenant’s property upon the Premises shall be there at the risk of Tenant only, and that Landlord shall not be liable for any damage thereto or theft thereof. Notwithstanding the foregoing, nothing in this Section 17.1 shall constitute a waiver by Tenant of the benefit of, or otherwise limit, alter or terminate Tenant’s rights with respect to any Guarantees or the Amli Warranty as provided in the Pre-Occupancy Agreement.

17.2. Tenant’s Indemnification. Subject to Section 22.1 hereof, Tenant shall indemnify, hold harmless and defend the Landlord Related Parties from any and all losses, liabilities, obligations, claims, damages, penalties, causes of action, liens, fines, interest, costs and expenses (including, without limitation, reasonable actual attorney’s fees and expenses) imposed upon, incurred by or asserted against Landlord Related Parties (other than by reason of the negligence or more culpable conduct of Landlord Related Parties) with respect to: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises, or any part thereof, or the adjoining properties, sidewalks, curbs, street or ways resulting from: (i) any act, work or thing done or permitted or omitted to be done with respect to the Premises or any portion thereof by Tenant Related Parties, (ii) any use which may be made of the Premises by Tenant Related Parties and/or the conduct of Tenant’s business, or (iii) any of Tenant’s personal property, fixtures, apparatus, machinery and equipment now or hereafter located upon the Premises; or (b) any failure on the part of Tenant Related Parties to perform or comply with any of the terms of this Lease or any other agreement affecting the Premises.

17.3. Landlord’s Indemnification. Subject to Section 22.1 hereof, Landlord shall indemnify, hold harmless and defend the Tenant Related Parties, from any and all losses, liabilities, obligations, claims, damages, penalties, causes of action, liens, fines, interest, costs, and expenses imposed upon, incurred by or asserted against Tenant (other than by reason of any act or omission of Tenant Related Parties), including without limitation reasonable actual attorney’s fees and expenses, with respect to any claim of damage or injury to persons or property arising out of the negligent or more culpable conduct of Landlord Related Parties or the Landlord’s breach under this Lease.

18. NON-WAIVER. The waiver by either party of any breach of any term, covenant or condition herein contained shall only be effective if it is in writing. No waiver of any condition expressed in this Lease shall be implied by any neglect of either party to enforce any remedy on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that only for the time and in the manner specifically stated. No receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice of the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment and receipt of said Rent shall not waive or affect said notice, suit or judgment.

19. REMEDIES.

19.1. Tenant Default. It shall be a “Default” by Tenant under this Lease if: (a) Tenant shall fail (i) to pay Base Rent or Tax Rent or Assessments or any installment thereof on its due date and such failure shall continue for five (5) business days after written notice thereof from Landlord to Tenant; or (ii) to pay any other amount due under this Lease on the due date, and such failure continues uncured for ten (10) days after written notice; or (iii) to perform any other obligation under this Lease, and such failure continues for thirty (30) days after written notice, provided, however, that if such failure cannot, using reasonable efforts, be cured within such 30-day period, such period shall be extended for an additional reasonable period of time so long as Tenant begins to cure during such 30-day period, is diligently attempting to cure such failure and keeps Landlord apprised of its diligent efforts at least once every two weeks (unless such failure gives rise to a hazardous condition requiring immediate cure, in which case Tenant must commence its efforts to cure such failure immediately and prosecute such cure as quickly as is possible using its best reasonable and diligent efforts); or (b) the leasehold interest of Tenant shall be levied on under execution or other legal process which is not dismissed within sixty (60) days after such levy; or (c) an Event of Bankruptcy (hereinafter defined) occurs; and upon a Default, Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided in this Lease, at law or in equity;

(a) Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises in accordance with law, and be entitled to recover from Tenant: (i) all Rent accrued and unpaid for the period up to and including the date of termination; plus (ii) a sum of money equal to Landlord’s reasonable estimate of the amount of Rent that would be payable from the date of such termination through the balance of the anticipated Term discounted over the remaining Term to its present value at a rate equal to the Reference Rate, less the fair rental value of the Premises for said period discounted over the remaining Term to its present value at a rate equal to the Reference Rate, taking into consideration (and reducing said fair rental value by) the reasonably estimated time, cost and expenses of reletting and retrofitting the Premises, it being agreed by Landlord and Tenant that such sum shall be final and liquidated damages for Landlord’s loss of future Rent (and not a penalty) because of the difficulty, inconvenience, expense and uncertainty of ascertaining actual damages, and such sum represents Landlord’s and Tenant’s best estimate of Landlord’s damages because of Landlord’s loss of future Rent; plus (iii) any other sum of money and damages (other than for damages claimed under clauses (i) and (ii) of this Section 19(a)) owed by Tenant to Landlord.

(b) Landlord may terminate Tenant’s right of possession without terminating this Lease, and may repossess the Premises by forcible entry or detainer suit or otherwise, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant, for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to reasonably decorate and make any repairs, changes, alterations or addition in or to the Premises that may be reasonably necessary or appropriate, and Tenant shall, upon written demand, pay the cost thereof. If the Premises are relet and a sufficient sum shall not be realized from such reletting to pay all of the costs and expenses (i) of such decoration, repairs, changes, alterations and additions, (ii) of such termination and reletting (including, without limitation, all brokerage, advertising, and legal expenses), and (iii) of the collection of the rent accruing therefrom, and to satisfy the Rent provided for in this Lease, then Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time, or at Landlord’s discretion, in a lump sum equal to the present value of such sum discounted over the remaining Term at a rate equal to the Reference Rate, provided that the rent and terms obtained by Landlord are (or have been) obtained as a result of arms’-length negotiations with a bona fide third party. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Anything in this Section 19(b) to the contrary notwithstanding, Landlord agrees to use reasonable efforts in good faith to mitigate its damages resulting from Tenant’s default.

(c) The following shall be “Events of Bankruptcy” under this Lease:

(i) If Tenant shall file in any court a petition in bankruptcy or insolvency for reorganization or arrangement within the meaning of the Federal Bankruptcy Code, (or for reorganization or arrangement under any similar bankruptcy or reform act now or hereafter in effect for the same or similar relief), or for the appointment of a receiver or trustee of all or a portion of Tenant’s property; or

(ii) If any involuntary petition shall be filed against Tenant, and such petition shall not be vacated or withdrawn within ninety (90) days after the date of filing thereof; or

(iii) If Tenant shall make an assignment for the benefit of creditors; or

(iv) If Tenant shall be adjudicated a bankrupt; or

(v) If a receiver shall be appointed for Tenant’s property by order of a court of competent jurisdiction (except where such receiver shall be appointed in an involuntary proceeding and be withdrawn within ninety (90) days from the date of his appointment).

In the event that Tenant abandons or vacates the Premises for ninety (90) consecutive days during the Term of this Lease, then Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises in accordance with law, and such repossession shall be the sole remedy of Landlord as long as no Default otherwise exists.

19.2. Landlord’s Defaults. Except as otherwise specifically set forth in this Lease to the contrary, in the event of any default by Landlord under this Lease, Tenant’s sole and exclusive remedies shall be an action for actual loss and damages; and/or if permitted by applicable law, an action for specific performance and/or injunctive relief; and/or, only in connection with a monetary default of Landlord, as provided for below, the right of deduction or set-off against Rental due Landlord, Tenant hereby waiving any claim for indirect, special or consequential damages except as specifically set forth in this Lease to the contrary. Prior to any such action or remedy, Tenant will give Landlord and any holder of Landlord’s Mortgage (as hereinafter defined) written notice specifying such default with particularity (provided, however, Tenant shall only be obligated to send a notice to such holder if Tenant has previously been notified in writing of the identity and address of such holder by either Landlord or such holder). Landlord shall then have ten (10) days in which to cure any monetary default, and thirty (30) days to cure any non-monetary default. However, in the event any such non-monetary default cannot with reasonable diligence be cured within such thirty (30) day period, then Landlord shall have such additional reasonable period of time as is necessary to cure such default so long as Landlord commences such cure within such thirty (30) day period and shall diligently prosecute in good faith such cure to completion. In such event Landlord agrees to keep Tenant apprised of its diligent efforts at lease once every two weeks (unless such default involves a hazardous condition requiring immediate cure, in which cure Landlord must commence its efforts to cure such default immediately and prosecute such cure as quickly as is possible using its best diligent efforts). Unless and until Landlord fails to cure any default after such notice and during the applicable cure period, Tenant shall not have any remedy or cause of action by reason thereof, except as follows: in the event that a non-monetary default of Landlord in question poses an imminent risk or threat of damage or injury to persons or property, or results in circumstances reasonably considered to constitute an emergency, then, in any of such events, such default shall be deemed material and Tenant shall have the right, at its sole election, to immediately (or at any time thereafter) undertake such corrective and/or remedial work as is reasonably necessary to abate the circumstances of the emergency in question or eliminate the risk or threat of injury or harm to persons or property. In such event, Landlord agrees to reimburse Tenant for all reasonably necessary costs and expenses incurred by Tenant in connection with such remedial or corrective work, such reimbursement to be made within thirty (30) days after receipt of an invoice therefor from Tenant. In the event that such reimbursement, or any other sum due or owing by Landlord to Tenant under this Lease, is not paid within thirty (30) days after the due date for such payment, then such amount shall bear interest at a rate equal to the Reference Rate plus two percent (2%), and, in addition to any and all other remedies which Tenant may have or pursue under this Lease and/or Georgia law, Tenant shall have the right, at its sole election either to pay its Rentals thereafter due in an aggregate amount equal to the amount claimed to be due by Landlord to Tenant into an escrow with an independent third-party or into the registry of a court, or to off-set the amount claimed to be due from Landlord to Tenant against the Rentals owed by Tenant to Landlord hereunder until such amount has been credited in full. Tenant agrees to accept the cure by any holder of a Landlord’s Mortgage of any and all of Landlord’s defaults hereunder should any such holder elect, in its sole discretion, to undertake the cure of such defaults, but Tenant acknowledges that no such holder is under any obligation to do so.

20. SURRENDER OF POSSESSION. At the termination of this Lease by lapse of time or otherwise, or upon termination of Tenant’s right to possession without terminating this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Facility to Landlord, and shall return the Premises and all equipment and fixture descried in Section 14 hereof to Landlord in as good condition as when Tenant originally took possession, except for ordinary wear and tear, and where Landlord or Tenant has elected to terminate this Lease pursuant to Section 23 or Section 24 hereof, loss or damage resulting from Casualty or Condemnation, failing which Landlord may restore the Premises and such equipment and fixtures to such condition, and Tenant shall pay the cost thereof to Landlord on demand. Tenant’s obligations under this Section 20 shall survive the termination of this Lease by lapse of time or otherwise.

21. HOLDING OVER. If Tenant retains possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, or after a termination of Tenant’s right to possess the Premises, then Landlord may, at Landlord’s sole election at any time after the termination of this Lease or Tenant’s right of possession, serve not less than thirty (30) days prior written notice on Tenant that such holding over constitutes either: (a) the creation of a month-to-month tenancy upon each of the terms herein provided as may be applicable to such month-to-month tenancy, except that Tenant shall pay to Landlord Base Rent for each month or portion thereof in the amount set forth below, plus all Tax Rent and Assessments coming due during such period, or (b) the creation of a tenancy at sufferance upon each of the terms herein provided as may be applicable to such tenancy at sufferance, except that Tenant shall pay to Landlord a per diem rent equal to the per diem Base Rent set forth below, plus the per diem amount of all Tax Rent and Assessments. If no written notice is served by Landlord within thirty (30) days after the expiration or termination of the Term hereof, then a month-to-month tenancy with rent stated as in (a) above shall have been created. The provisions of this Section 21 shall not operate as a waiver by Landlord of any right of re-entry herein provided. If Tenant remains in possession more than one hundred eighty (180) days after the expiration of the Term, at Landlord’s option expressed in a written notice to Tenant delivered no later than ten (10) days after such 180-day period and not otherwise, such holding over shall constitute a renewal of this Lease for a period of one (1) year commencing on the first (1st) day after the expiration of the Term at the Base Rent and set forth below, plus all Tax Rent and Assessments coming due during such period. In addition to and not in limitation of all other remedies set out in this Section 21, Tenant shall be liable for all damages (consequential as well as direct) sustained by Landlord on account of Tenant’s holding over. If Tenant reasonably anticipates that it will need to hold-over, then it shall promptly notify Landlord thereof if, as and when Tenant makes such determination. Tenant agrees to use its best reasonable, good faith efforts to make such determination at least ninety (90) days prior to the expiration of the Term, if it is reasonably practical for Tenant to do so; or as soon thereafter as is reasonably practical.

Subject to the foregoing, Base Rent payable during any holding over shall be as follows:

(a) During the first ninety (90) days following the termination date of this Lease or the termination of Tenant’s right of possession: one hundred twenty-five percent (125%) of the Base Rent for the calendar month immediately preceding the termination date of the Lease or the termination of Tenant’s right of possession; and

(b) From and after the ninety-first (91st) day following the termination of the Lease or the termination of Tenant’s right of possession: one hundred fifty percent (150%) of the Base Rent for the calendar month immediately preceding the termination date of the Lease or the termination of Tenant’s right of possession.

22. INSURANCE.

22.1. Waiver of Subrogation. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Premises or any part thereof or to the contents thereof, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies (or, if a party fails to carry any insurance policy required under this Section 22, to the extent that such loss or damage incurred by such party would have been recoverable if such insurance policy had been in effect). Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or in the future may issue, to it policies of fire and extended coverage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

22.2. Liability and Hazard Insurance. From and after the Commencement Date Tenant shall at all times during the Term and at its sole cost and expense (except as specifically set forth to the contrary below) maintain policies of insurance as follows:

(a) Comprehensive general liability insurance against claims for bodily injury, death and property damage occurring in or about the Premises, including but not limited to, all elevators in the Facility and in and about any street, alleys, sidewalks or parking areas, malls, vaults, or passageways located on the Premises, in amounts not less than $2,000,000.00 with respect to the personal injury or death or any one person, $4,000,000.00 with respect to the personal injury or death occurring or resulting from any one occurrence, and $1,000,000.00 with respect to property damage.

(b) Physical damage insurance covering all tenant’s equipment, trade fixtures and personal property, and all Tenant Improvements to be written on an “all risks” of physical loss or damage basis, for the full replacement cost value of the covered items, and in amounts that meet any coinsurance clause of the insurance policies.

(c) Workmen’s compensation insurance in the usual and customary form providing coverage against loss or damage resulting from any accident or casualty within the purview of the Georgia Workmen’s Compensation Law and in any amount as required from time to time by statute.

(d) Insurance against loss or damage to the Facility by fire, explosion, windstorm, malicious mischief, vandalism, and all other casualties that are covered by extended coverage, and from other hazards as may be covered by the form of “broad form” property damage insurance then in effect, in an amount at least equal to 100% of the replacement cost (exclusive of cost of excavations, foundations and footings) of the Facility, with a deductible not to exceed $10,000.00. For the purpose of determining the amount of insurance required hereunder, Landlord may request a written appraisal furnished by an insurance company insuring the Facility not more frequently than once every year, and the cost of such appraisal, if any, shall be borne by Tenant.

(e) Rent insurance, with extended coverage, in an amount not less than the sum of one (1) year’s then current annual Base Rent and one year’s anticipated Additional Rent. In any event, the amount of such coverage shall not be less than the amount required to prevent any coinsurance provisions from becoming effective. Notwithstanding the foregoing, it is hereby understood and agreed to by Landlord and Tenant that Landlord shall cause such rent insurance to be procured and maintained at all times during the Term, and that the premiums payable for such rent insurance shall be paid as follows: first, the Tax Rent Interest shall be used and applied to pay for such rent insurance premiums and/or deductibles; and second, Tenant shall pay the amount, if any, by which such premiums exceed such Tax Rent Interest.

(f) Boiler and machinery insurance inclusive of coverage for pressure vessels and air conditioning compressors with an endorsement for actual replacement cost without depreciation.

(g) Excess or umbrella liability insurance coverage providing coverage in an amount equal to at least an additional $2,000,000.00 coverage with respect to personal injuries to or death of any one person, and at least an additional $4,000,000.00 with respect to personal injury or death occurring or resulting from any one occurrence.

All insurance policies required under this Lease and the Pre-Occupancy Agreement shall satisfy and comply with the requirements of this Section 22.2. All such insurance shall be procured from a responsible insurance company or companies authorized to do business in the State of Georgia with a credit rating of “A” or better and listed as Class IX or higher in the most current issue of the Best Key Rating Insurance Guide. All insurance maintained by Tenant shall: (i) except for that described in clauses (b) and (c) above, name Landlord, Amli Realty Company, Tenant, and if requested by Landlord, any mortgagee of the Premises, as insured, as their respective interests may appear; (ii) provide that any losses shall be payable notwithstanding any act or negligence of Landlord or Tenant or either party’s “Related Parties” and waive subrogation rights against either negligent party or that party’s “Related Parties”; (iii) provide that no material modification or cancellation thereof shall be effective until at least thirty (30) days after receipt by Landlord and Tenant and all other parties named as insureds pursuant to clause (a) of written notice thereof; and (iv) be reasonably satisfactory to Landlord in all other respects, including the increases in coverages and limits which Landlord may from time to time reasonably request based on such coverages and limits as customarily procured and maintained in connection with similar properties and transactions in the suburban Atlanta metropolitan area.

On or prior to the Substantial Completion Date and thereafter not less than thirty (30) days prior to the expiration date of any policy delivered pursuant to this Section 22.2, Tenant shall deliver to Landlord a Certificate showing Landlord as the “Certificate Holder” with respect to any policy or renewal policy, as the case may be, required by this Lease, bearing notations evidencing the payment of all premiums for the next 12-month period, and shall deliver to Landlord certified true copies of such policies. For purposes of this Section 22.2, as soon as is reasonably practicable, Landlord shall provide Tenant with notice of its reasonable estimate of the Substantial Completion Date to enable Tenant to timely procure the insurance required hereunder.

If at any time during the Term, Tenant shall fail, neglect or refuse to procure any of the insurance coverages required pursuant to this Section 22.2, or shall fail, neglect or refuse to deliver to Landlord within the designated time the insurance policy or policies or certificates of insurance required to be delivered hereunder, then Landlord may, but shall not be obligated to do so, and without releasing Tenant from any obligations hereunder, procure or renew such insurance and obtain the policy or policies or certificates of insurance required hereunder, and any amounts paid therefor by Landlord, together with an administrative charge equal to ten percent (10%) of such sums shall constitute Additional Rent due within five (5) days after Landlord bills Tenant therefor. Landlord agrees that it shall furnish Tenant with written notice of its intent to exercise its rights to procure or renew the insurance required hereunder.

23. CASUALTY. If the Facility or any portion thereof or any other part of the Premises shall be damaged, destroyed or contaminated by fire, tornado, flood or any other casualty or peril (including without limitation, release of any Hazardous Material) (any such occurrence being referred to as a “Casualty”), Tenant shall immediately notify Landlord thereof. Within ten (10) business days after the Casualty, Tenant shall employ an architect licensed by the State of Georgia, and Tenant, with the advice and assistance of such architect, shall give written notice (“Tenant’s Casualty Notice”) to Landlord as promptly as practicable following the Casualty, but in no event later than sixty (60) days thereafter, which shall state: (a) Tenant’s architect’s reasonable estimate of the time to substantially complete the Casualty Restoration; and (b) Tenant’s architect’s reasonable estimate of the costs required to complete the Casualty Restoration (including “soft” costs, such as a developer’s fee (if applicable), architect’s and engineer’s fee, insurance bonds, permits and other such items, and “hard” costs of such restoration). “Casualty Restoration” shall mean the restoration of the Facility in all material respects to its condition prior to the Casualty (but in no event to exceed the scope of the Plans) so that upon completion of same, the value and rental value of the Premises shall be at least equal to the value and rental value of the Facility immediately prior to the Casualty. If Landlord fails to object in writing to the estimates contained in Tenant’s Casualty Notice such estimates shall be deemed approved for purposes of this Section 23. If Tenant’s Casualty Notice provides that the estimated length of time that will be required to substantially complete the Casualty Restoration exceeds twelve (12)months from the date of the Casualty, and Landlord disagrees with said estimate, Landlord shall notify Tenant in writing within ten (10) days following Landlord’s receipt of Tenant’s Casualty Notice, in which event, Landlord shall have an additional twenty (20) day period to employ an architect and to deliver its estimate of such time to Tenant. If the estimate of Landlord’s architect provides that the time required to substantially complete the Casualty Restoration will exceed twelve (12) months from the date of Casualty, Tenant’s estimate shall be deemed confirmed and approved by Landlord. If the estimate of Landlord’s architect provides that the time required will not exceed said 12-month period, Landlord’s architect and Tenant’s architect shall promptly mutually select a third architect whose estimate of such time shall be: (i) made within ten (10) days following his or her appointment; and (ii) final and conclusive on both Landlord and Tenant. Landlord and Tenant shall bear the costs of their respective architects for purposes of the foregoing provision. The cost of the third architect shall be divided equally between Landlord and Tenant. With respect to a Casualty that occurs during the last twelve (12) months of the Term, in the event Tenant’s architect estimates that the cost of the Casualty Restoration would exceed fifteen (15%) percent of the replacement cost of the Facility (exclusive of excavations, foundations and footings) and Landlord disagrees with such estimate, the foregoing procedure to arrive at an approved time estimate shall be employed with respect to such cost estimate.

23.1. Termination Election. Subject to the terms of this Section 23.1, if the final approved estimate of the time to substantially complete the Casualty Restoration exceeds twelve (12) months from the date of the Casualty, or if less than six (6) months shall remain in the Term upon completion of such Casualty Restoration, then, in either of such events Tenant may, at its option, elect to terminate this Lease by giving Landlord written notice thereof no later than fifteen (15) days after the time estimate is finally approved or deemed approved as hereinabove provided, which notice shall specify the effective date of such termination. Subject to the terms of this Section 23.1, if the Casualty occurs during the last twelve (12) months of the Term and the estimated cost of the Casualty Restoration as set forth in Tenant’s Casualty Notice would exceed fifteen percent (15%) of the replacement cost of the Facility (exclusive of excavations, foundations and footings), then Tenant may elect to terminate this Lease, or if such estimated cost would exceed thirty percent (30%) of such replacement costs, then Landlord may elect to terminate this Lease, by giving written notice to the other party no later than fifteen (15) days after the cost estimate is finally approved or deemed approved as hereinabove provided, which notice shall specify the effective date of such termination. If either party elects to terminate this Lease pursuant to this Section 23.1, this Lease shall terminate as of the date specified in the notice of said election, which date shall not be less than thirty (30) nor more than one hundred twenty (120) days after delivery of any such notice from Tenant, and which date shall not be less than sixty (60) nor more than one hundred twenty (120) days after delivery of any such notice from Landlord, and Tenant shall deliver up possession of the Premises to Landlord on or before such termination date and Rent shall be apportioned and paid to the date of delivery of possession or the termination date, whichever is later. Anything in this Lease to the contrary notwithstanding, if the Casualty was caused in whole or in part by the gross negligent or more culpable act or omission of any Tenant Related Party, Tenant may not terminate this Lease pursuant to this Section 23. Any Casualty which may give rise to termination under this Section 23.1 is hereinafter referred to as a “Section 23.1 Casualty”.

23.2. Tenant’s Obligation to Restore. After the rights, if any, of both parties to terminate this Lease pursuant to Sections 23.1 and 23.3.3 hereof have been waived in writing or have expired without being exercised, then, provided amounts, if any, required to be deposited with the Depository pursuant to Section 23.3 hereof have been so deposited, Tenant shall proceed with all reasonable diligence, to complete the Casualty Restoration; provided, however, at Tenant’s request, Landlord shall perform the Casualty Restoration subject to the terms of this Section 23. No Casualty Restoration shall be commenced until Tenant has first satisfied the following requirements: (a) such plans and specifications therefor as required to satisfy clause (e) of this Section 23.2 below, prepared by a licensed architect, shall be submitted to and approved by Landlord; (b) Tenant shall furnish to Landlord an estimate of the cost of the proposed work certified by the architect who prepared such plans and specifications; (c) all contracts for any proposed work to which Tenant is a party shall be submitted to and approved by Landlord; (d) Tenant shall furnish or cause to be furnished to Landlord evidence of insurance coverages in amounts satisfactory to Landlord and protecting Landlord against liability and property damage to any person or property, on or off the Premises, arising out of and during the performance of such Casualty Restoration; and (e) Tenant shall procure all necessary permits, licenses, approvals and authorizations required pursuant to all Legal Requirements with respect to the Casualty Restoration. All Casualty Restoration work performed by or on behalf of Tenant shall be performed in a good and workmanlike manner, using materials with a quality equivalent or better than those used in the original construction of the Facility, in compliance with all applicable Legal Requirements, insurance requirements and the terms of this Lease.

23.3. The Depository; Payment of Costs of Casualty Restoration.

23.3.1 All sums payable by reason of the Casualty, including net insurance proceeds, if any, amounts due from Tenant pursuant to Section 23.3.2 hereof, amounts due from Landlord pursuant to Section 23.3.3 hereof, and any amounts paid by any third parties, shall be deposited with the Depository, as escrowee, to be available for the Casualty Restoration; provided, however, that the Depository shall not be required hereunder if the cost of the Casualty Restoration is less than $100,000.00, unless otherwise required by Landlord’s mortgagee. The Depository shall pay out construction funds from time to time on the written direction of Landlord, which shall not be unreasonably withheld, conditioned or delayed by Landlord, subject to the terms of Section 23.3.4 hereof and such other reasonable conditions as may be imposed by Landlord’s mortgagee. At all times the undisbursed balance remaining in the hands of the Depository shall be at least sufficient to pay for the cost of completion of the Casualty Restoration free and clear of liens. “Depository” shall mean: (a) the person or entity selected by Landlord’s mortgagee, if any; of (b) if there is then no mortgagee or Landlord’s mortgagee fails to select or approve of a person or entity to act as Depository, such person or entity (including Landlord) as Landlord and Tenant may jointly select; provided, however, that if: (i) Tenant shall be required to deposit any funds into the Depository in excess of $50,000 or (ii) the total estimated cost of the Casualty Restoration is equal to or greater than $100,000, the person or entity acting as Depository shall be Chicago Title Insurance Company or such other reputable title insurance company as may be mutually acceptable to Landlord and Tenant. Subject to the approval of Landlord’s mortgagee related to the type of investment permitted for such funds and such conditions as the Depository may impose, the Depository shall place the funds deposited with it in an interest-bearing account, and any interest earned thereon shall be applied to the cost of the Casualty Restoration or refunded to the appropriate party or parties after the actual cost of the Casualty Restoration is finally determined. If the actual cost of the Casualty Restoration is less than the aggregate amount deposited by the parties in the Depository, then the excess funds shall be promptly refunded to the appropriate party. If the amount of insurance proceeds finally deposited with the Depository is greater than the amount originally offered by the insurer, and as a result there are funds in the Depository in excess of the amount needed to complete the Casualty Restoration, such excess shall be promptly refunded to Tenant after the actual cost of the Casualty Restoration is finally determined provided that the insurer does not require the refund of such excess deposit.

23.3.2 As soon as practicable after the insurance settlement offer, if any, has been made by the insurer or the insurer has notified Landlord and Tenant that the Casualty is not covered by any policy of insurance required to be carried under Section 22.2 hereof, Landlord shall calculate the Non-Covered Cost, if any, of the Casualty Restoration, and shall make written request to Tenant for the payment of such Non-Covered Cost. Provided that the parties have not elected to terminate this Lease as provided in Section 23.1 hereof or Landlord has not elected to terminate this Lease pursuant to Section 23.3.3 hereof, Tenant shall promptly pay such Non-Covered Cost to the Depository, if any. All amounts due from Tenant under this Section 23.3.2 shall become Additional Rent. If Tenant fails to pay any amount due under this Section 23.3.2 Landlord may, but shall not be required to, pay such amount on Tenant’s behalf, and such amount shall become Additional Rent.

23.3.3 If Landlord’s mortgagee elects to apply all or any portion of the insurance proceeds payable as a result of a Casualty to the indebtedness secured by such mortgagee’s deed to secure debt on the Premises Landlord hereby representing and warranting to Tenant that any holder of a Landlord’s Mortgage shall be required to do so, except in connection with a Section 23.1 Casualty, in which event such holder may elect not to do so), then, no later than thirty (30) days after Landlord has been notified by Landlord’s mortgagee that such mortgagee intends to apply insurance proceeds to the mortgage debt, Landlord shall elect, which election shall be made in writing to Tenant, to either: (a) pay into the Depository an amount equal to the insurance proceeds applied by Landlord’s mortgagee to the mortgage debt, or (b) terminate this Lease, which termination shall be effective on the date set forth in Landlord’s notice, which date shall be no sooner than sixty (60) days and no later than one hundred twenty (120) days after delivery of Landlord’s notice. If Landlord elects option (a) above, then Landlord shall deposit into the Depository the amount due from Landlord no later than thirty (30) days after Landlord has delivered written notice of its election to Tenant. Notwithstanding anything to the contrary in this Section 23.3.3, if the sole reason Landlord’s mortgagee is applying insurance proceeds to the mortgage indebtedness is because Landlord is in default under such mortgage, and Landlord’s default is solely the direct result of a Default by Tenant under this Lease, then Tenant shall be liable for the payment into the Depository of the amount of insurance proceeds applied to the mortgage indebtedness in the same manner as if such amount were a Non-Covered Cost. Notwithstanding the foregoing, the right of any holder of a Landlord’s Mortgage to apply proceeds shall not apply with respect to any Casualty other than a Section 23.1 Casualty, except for any Casualty wherein the cost of the Casualty Restoration is greater than sixty-five percent (65%) of the replacement cost of the Facility (exclusive of excavations, foundations or footings).

23.3.4 All payouts by the Depository toward the costs of the Casualty Restoration shall be made after making provision for a holdback of ten (10%) percent of the cost of such work and upon the written request of Tenant accompanied by the certificate of the architect or engineer in charge of the repairs and rebuilding stating:

(i) that the sum requested is due to the contractors, materialmen, laborers, engineers, architects or other persons (whose names and addresses shall be stated) who have furnished services or materials for the Casualty Restoration, or is required to reimburse Tenant for expenditures made by Tenant in connection with the Casualty Restoration.

(ii) the progress of the Casualty Restoration and a certification that same has been made pursuant to and in accordance with Legal Requirements set forth in Section 23.2 hereof; and

(iii) that in the opinion of the architect or engineer, the remaining amount of the sum on deposit will be sufficient to pay for the balance of such Casualty Restoration work in full upon completion of the Casualty Restoration.

Tenant shall furnish the Depository, at the time of any such payment, statements and waivers of lien as may be required under the mechanic’s lien law of the State of Georgia to fully waive lien rights with respect to any payment to be made, and an official title or other search, or other evidence satisfactory to the Depository, that there has not been filed with respect to the Premises any mechanics or other lien which has not been discharged of record, in respect of any work, labor, services or materials performed, furnished or supplied, in connection with the Casualty Restoration, and that all of said materials have been purchased free and clear of any security agreement or title retention agreement. The Depository shall not be required to pay out any sum when the Premises shall be encumbered with any such lien or agreement, or when Tenant is in Default under any covenant or obligation set forth herein.

23.3.5 In the event Tenant fails to commence the Casualty Restoration as required under this Section 23 within a reasonable time after any damage or destruction (but in no event in excess of ninety (90) days, subject to any delay due to Force Majeure with respect to matters outside of the reasonable control of Tenant (as opposed to Landlord), excluding Tenant’s inability to pay any Non-Covered Costs), and to thereafter diligently pursue the completion of same in accordance with the terms hereof, then at Landlord’s option and subject to the notice and cure provisions of Section 19, clause (iii) above, Tenant shall be in Default under this Lease and in addition to any remedy of Landlord provided for herein, at law or in equity, Landlord shall be entitled to terminate this Lease and to receive, retain or utilize, as the case may be, the balance of all insurance proceeds paid in connection with the Casualty Restoration and the Non-Covered Costs in connection therewith whether in the hands of Landlord, Tenant or Depository, and ( in addition to any other right or remedy available to Landlord and any other liability or obligation of Tenant resulting from such Default), Tenant shall, immediately upon Landlord’s request, execute and deliver any documents or instruments necessary or required to extinguish any right to claim of Tenant in and to such funds.

23.4. Rent Abatement. If as a result of any Casualty the Premises become untenantable in whole or in part, then Base Rent shall abate on a per diem basis commencing on the first date of untenantability and ceasing at such time as the Casualty Restoration is substantially completed so as to render the Facility or the damaged or destroyed portion thereof fully tenantable, such abatement to be in an amount bearing the same ratio to the total amount of Base Rent due for such period as the untenantable portion of the Facility from time to time bears to the entire Facility. For purposes of calculating the amount of the Base Rent abatement pursuant to this Section 23.4, if more than eighty percent (80%) of the Facility is untenantable, the entire Facility shall be deemed untenantable unless Tenant is actually occupying (and the storage of Tenant’s property shall be deemed to constitute occupation) a portion of the Facility, in which case the portion so occupied by Tenant shall be deemed tenantable.

23.5. Tenant Improvements. If any Tenant Improvements are damaged or destroyed by any Casualty, Tenant may restore the same at Tenant’s cost as provided in Section 14 hereof.

23.6. Casualty Prior to Commencement Date. The provisions of this Section 23 apply only to Casualty occurring after the Commencement Date. Any Casualty occurring prior to the Commencement Date shall be governed by the Pre-Occupancy Agreement.

23.7. Landlord Performance of Restoration at Tenant’s Request. If Landlord performs the Casualty Restoration at Tenant’s request, Landlord’s responsibility or liability (if any) to complete the Casualty Restoration by any date certain or for any specific cost shall be subject to such further understanding or agreement as the parties may agree to at such time, and shall not be mandated or governed by this Section 23. Landlord’s obligation to restore shall be subject to all then applicable Legal Requirements. Landlord shall have no obligation to rebuild, repair, replace or restore any part of Tenant’s furniture, equipment, fixtures, personal property or Tenant Improvements. Landlord reserves the right to enter upon the Premises for the purpose of making the Casualty Restoration during regular business hours or otherwise and to temporarily close doors, entryways, spaces, and corridors and to interrupt or temporarily suspend services and facilities of the Premises. No such entry by Landlord in performing any of the Casualty Restoration shall be deemed an eviction or disturbance of Tenant’s use or possession, or render Landlord liable for damages (except as otherwise expressly provided in this Lease) or relieve Tenant from any obligation set forth herein except as may be expressly set forth in this Lease. Tenant shall promptly clean up or remove any of Tenant’s property if such action is reasonably necessary in connection with the Casualty Restoration.

24. CONDEMNATION. Landlord shall promptly give Tenant written notice of a proposed Condemnation following Landlord’s first receipt of notice thereof from the applicable Governmental Authority, or Landlord first having knowledge thereof, as applicable. If the Facility or any portion thereof or any other part of the Premises shall be taken or condemned by any competent public authority for any public use or purpose, or if any adjacent property or street shall be condemned by any competent public authority for any public use or purpose, or if any adjacent property or street shall be condemned or widened in such a manner as to require or permit the use of any part of the Premises by any person or entity other than Landlord or Tenant or limit or prohibit the use of any part of the Premises theretofore enjoyed by Landlord or Tenant, or if all or any portion of the land is sold to a condemning authority under threat of condemnation (any such occurrence being referred to as a “Condemnation”), Landlord shall give written notice to Tenant as promptly as practicable after becoming aware of the Condemnation, but in no event later than sixty (60) days after becoming aware of such Condemnation, which shall state: (a) Landlord’s reasonable estimate of the cost required for the Condemnation Restoration (including “soft” costs, such as a developer’s fee (if any), architect’s and engineer’s fee, insurance, bonds, permits and other such items, and “hard” costs of such restoration), and (b) whether Landlord has elected to exercise its option to terminate this Lease as provided in Section 24.1 or 24.3.3 hereof, and if so the effective date of such termination. “Condemnation Restoration” shall mean the restoration of the Facility (so as to render same a complete architectural unit) and/or the parking area(s) (it being understood that to the extent required, additional parking area(s) and/or levels may be created to provide parking spaces eliminated by the Condemnation) as nearly as possible to the quality and character as existed prior to such Condemnation, subject to all then applicable Legal Requirements (but in no event to exceed the scope of the Plans). The costs of obtaining the estimates set forth in Landlord’s Condemnation Notice shall be included as a cost of the Condemnation Restoration.

24.1. Election to Terminate. Either Landlord or Tenant may elect to terminate this Lease if, as a result of a Condemnation, any one or more of the following occur:

(a) the square footage of the Facility is reduced by thirty-three and one-third percent (33 1/3%) or more; or

(b) the area of the Land (net of the portion thereof which is occupied by the Facility and the parking area(s)) is reduced by more than eighty percent (80%).

If Landlord has not elected to terminate this Lease, Tenant may elect to terminate this Lease pursuant to this Section 24.1, by giving Landlord written notice thereof no later than thirty (30) days after receipt of Landlord’s condemnation notice and of Landlord’s termination election notice which notice shall specify the effective date of such termination. In addition to the condition for termination as set forth in items (a) and (b) above, Tenant shall also have the right to elect to terminate in the event that the number of parking spaces on the Premises is reduced such that, taking into account any increase in parking spaces which could be achieved in the course of Condemnation Restoration as set forth above, the ratio of remaining parking spaces to the remaining square footage in the Facility is less than the lesser of the ratio of parking spaces to the square footage in the Facility which existed immediately prior to such Condemnation, or the minimum ratio then required by the County. If either party elects to terminate this Lease, this Lease shall terminate as of the date specified in the notice of said election, which date shall not be sooner than one hundred eighty (180) days after delivery of such notice or the date when the possession of the part condemned or sold shall be required for the use of the condemning authority (whichever is earlier), and shall not be later than the date when the possession of the part condemned or sold shall be required for the use or purpose for which it is being condemned (unless otherwise agreed to with the condemning authority), and Tenant shall deliver up possession of the Premises to Landlord on or before such termination date and Rent shall be apportioned and paid to the date of such termination. Any condemnation which can result in termination pursuant to this Section 24.1 is hereinafter referred to as “Section 24.1 Condemnation”.

24.2. Landlord’s Obligation to Restore. After the rights, if any, of both parties to terminate this Lease pursuant to Sections 24.1, 24.3.2 and 24.3.3 hereof have been waived in writing or have expired without being exercised, then this Lease shall continue in full force and effect with respect to the portion of the Premises not so taken or condemned, and subject to the terms of Section 24.3.2 hereof, Landlord shall proceed with all reasonable diligence, subject to delays for Force Majeure and Tenant Delays, to complete the Condemnation Restoration. Landlord’s obligation to restore shall be subject to all then applicable Legal Requirements. Any change in the design of the Premises from the Plans necessitated by the Condemnation Restoration shall be subject to Tenant’s reasonable approval. Landlord shall have no obligation to rebuild, repair, replace or restore any part of Tenant’s furniture, equipment, fixtures, personal property or Tenant Improvements. Landlord reserves the right to enter upon the Premises for the purpose of making the Condemnation Restoration during regular business hours or otherwise and to temporarily close doors, entryways, spaces, and corridors and to interrupt or temporarily suspend services and facilities of the Premises; provided, however, that Landlord shall use reasonable efforts to not interfere with Tenant’s business while performing the Condemnation Restoration. No such entry by Landlord in performing any of the Condemnation Restoration shall be deemed an eviction or disturbance of Tenant’s use or possession, or render Landlord liable for damages (except as otherwise expressly provided in this Lease) or relieve Tenant from any obligation herein set forth. Tenant shall promptly clean-up or remove any of Tenant’s property if such action is reasonably necessary in connection with the Condemnation Restoration.

24.3. The Depositary; Payment of Costs of Condemnation Restoration

24.3.1 That portion of any payment made to Landlord by the condemning authority which is expressly made to compensate Landlord for loss or damage to the remainder of the Premises not condemned, net of Landlord’s reasonable actual attorneys’ fees and other reasonable costs and expenses allocable to obtaining any payment made to Landlord by the condemning authority for loss or damage to the remainder of the Premises not taken or condemned, together with any amounts due from Tenant pursuant to Section 24.3.2 hereof, any amounts due from Landlord pursuant to Sections 24.3.2 or 24.3.3 hereof and any amounts paid by any third parties, shall be deposited with the Depositary, as escrowee, to be available to Landlord for the Condemnation Restoration. The Depositary shall operate subject to the provisions of Section 23.3.1 hereof. If the actual cost of the Condemnation Restoration is less than the aggregate amount deposited by the parties in the Depositary or if the amount of the award from the condemning authority for damage to the remainder finally deposited with the Depositary is greater than the amount originally offered by the condemning authority, and as a result there are funds in the Depositary in excess of the amount needed to complete the Condemnation Restoration, such excess shall be promptly refunded to Landlord after the actual cost of the Condemnation Restoration is finally determined, unless such excess is caused in whole or in part to any over-deposit of Non-Covered Costs paid by Tenant, in which event such over-deposit shall be refunded to Tenant before the remaining excess funds are refunded to Landlord.

24.3.2 As soon as practicable after the initial offer of a condemnation award for damage to the remainder, if any, has been made by the condemning authority or the condemning authority has notified Landlord that there will be no award for damage to the remainder of the Premises, Landlord shall calculate the Non-Covered Cost, if any, of the Condemnation Restoration, and shall notify Tenant of the amount thereof. Anything to the contrary in this Lease notwithstanding, Landlord shall have no obligation to pay any Non-Covered Costs with respect to any Condemnation Restoration. Provided that neither party has elected to terminate the Lease as provided in Section 24.1 hereof or Landlord has not elected to terminate the Lease as provided in Section 24.3 hereof, if the amount of the net award received by Landlord is not sufficient to complete the Condemnation Restoration, then Landlord shall elect, which election shall be made in writing to

Tenant, to either: (a) pay into the Depositary an amount equal to the Non-Covered Cost of such Condemnation Restoration., or (b) not to pay the Non-Covered Cost of such Condemnation Restoration. If Landlord elects option (a) above, then Landlord shall deposit into the Depositary the amount due no later than thirty (30) days after Landlord has delivered written notice of its election to Tenant. If Landlord elects option (b) above, then Tenant shall elect, which election shall be made in writing to Landlord within (30) days after its receipt of Landlord’s election notice, to either: (i) agree to pay the amount of the Non-Covered Cost into the Depositary for purposes of the completion of the Casualty Restoration (with no right to recoup, suspend, abate, or set-off such amount, or otherwise have such amount operate as a credit, against Rent in any manner whatsoever); or (ii) terminate this Lease, which termination shall be effective on the date possession of the applicable portion of the Premises is taken by the applicable condemning Governmental Authority. If Tenant elects option (i) above, then subject to Tenant’s payment of such Non-Covered Costs into the Depositary within thirty (30) days after the date of its exercise notice pursuant to this Section 23.3.2, Landlord shall complete the Condemnation Restoration in accordance with the terms of Section 24.2 hereof.

24.3.3 Landlord hereby represents and warrants to Tenant that no holder of a Landlord’s Mortgage may elect to apply the condemnation award in whole or in part to reduce the indebtedness secured by the Premises or to terminate this Lease under this Section 24, except in connection with a Section 24.1 Condemnation. If Landlord’s mortgagee elects to apply all or any portion of the condemnation award for damage to the remainder to the indebtedness secured by such mortgagee’s deed to secure debt on the Premises, then, no later than thirty (30) days after Landlord has been notified by Landlord’s mortgagee that such mortgagee intends to apply such condemnation award to the mortgage debt, Landlord shall elect, which election shall be made in writing to Tenant, to either: (a) pay into the Depositary an amount equal to the condemnation award for damage to the remainder applied by Landlord’s mortgagee to the mortgage debt, or (b) terminate this Lease, which termination shall be effective on the date set forth in Landlord’s notice, but in no event sooner than sixty (60) days and no later than one hundred twenty (120) days after delivery of Landlord’s notice when Tenant elects to proceed under option (a) above within thirty (30) days after receipt of Landlord’s termination notice. If Landlord (or Tenant) elects option (a) above, then Landlord (or Tenant, as applicable) shall deposit into the Depositary the amount due from Landlord (or Tenant) no later than thirty (30) days after Landlord has delivered written notice of its election to Tenant (or Tenant has delivered its election notice to Landlord, as applicable). Notwithstanding anything to the contrary in this Section 24.3.3, if the sole reason Landlord’s mortgagee is applying the condemnation award to the mortgage indebtedness is because Landlord is in default under such mortgage, and Landlord’s default is solely the direct result of a Default by Tenant under this Lease, then Tenant shall be liable for the payment into the Depositary of the amount of the condemnation award applied to the mortgage indebtedness.

24.4. Rent Abatement. If as a result of any Condemnation the square footage of the Facility is reduced, then Base Rent shall abate each month for the remainder of the Term, commencing on the date the condemning authority takes possession of the condemned portion of the Facility, in an amount bearing the same ratio to the total amount of Base Rent due for such month as the condemned portion of the Facility bears to the entire Facility. In addition, if as a result of any Condemnation Restoration, the remaining portion of the Facility becomes untenantable in whole or in part, then Base Rent shall abate on a per diem basis commencing on the first date of untenantability and ceasing at such time as the Condemnation Restoration is substantially completed so as to render the Facility or the damaged or destroyed portion thereof fully tenantable, such abatement to be in an amount bearing the same ratio to the total amount of Base Rent due for such period as the untenantable portion of the Facility from time to time bears to the entire Facility.

24.5. Tenant Improvements. If any Tenant Improvements are taken or damaged or destroyed by any Condemnation, Tenant may restore the same at Tenant’s cost as provided in Section 14 hereof.

24.6. Condemnation Prior to Commencement Date. The provisions of this Section 24 apply only to Condemnation occurring after the Commencement Date. Any Condemnation occurring prior to the Commencement Date shall be governed by the provisions of the Pre-Occupancy Agreement.

24.7. Tenant’s Participation in Condemnation Proceedings and/or Settlement; Tenant’s Right to Condemnation Award. Tenant shall have no right to any apportionment of or share in any Condemnation award or judgment for damages made for the Condemnation of any part of the Premises or the Facility; provided, however, that: (a) Tenant may seek its own award for moving costs, loss of or damage to Tenant’s trade fixtures, equipment and business, and loss of this Lease; and (b) if Tenant shall have made any Tenant Improvements, then, at Tenant’s written request Landlord shall petition the court having jurisdiction over the Condemnation to determine the portion of the award allocable to Tenant for such Tenant Improvements, and, if the court makes such determination, Landlord shall assign to Tenant out of any award payable to Landlord for the loss of the portion of the Premises being taken, a sum equal to the amount allocated by the court to such Tenant Improvements. The provisions of this Section 24.7 shall survive any termination of this Lease, provided that such Condemnation occurs prior to such termination. Except as expressly set forth herein, Tenant shall not make claim for any award which would have the effect of diminishing in any way the award payable to Landlord on account of such Condemnation.

25. EITHER PARTY’S PERFORMANCE OF THE OTHER PARTY’S OBLIGATIONS. If either party shall be in Default of its obligations under this Lease, and such Default continues after the expiration of any applicable cure or grace period expressly provided for in this Lease, then the other party may perform such obligation for the account and at the expense of the defaulting party, without notice. All reasonable costs incurred by a party in performing such obligation and all reasonable actual attorneys’ fees and expenses of a party incurred in enforcing any of the other party’s obligations under this Lease shall become Additional Rent hereunder (if owed by Tenant), and shall be due and payable by Landlord to Tenant within thirty (30) days after being invoices for the same, if owed by Landlord to Tenant. If not paid by Landlord to Tenant within such 30-day period, then Tenant may provide to Landlord a Notice of Default with respect thereto under Section 19.2 above, and pursue such rights and remedies with respect thereto as are provided for in or reserved by this Lease, including without limitation the right to offset the amount of any final, non-appealable judgment in favor of Tenant for any such sums against the Rents thereafter due and payable hereunder, together with interest thereon at the Reference Rate plus two percent (2%).

26. NOTICES. Unless otherwise provided for in this Lease all notices to be given by one party to the other under this Lease shall be in writing, mailed, sent by reputable overnight courier or hand delivered as follows:

(a) To Landlord:	Amli Land Development-I Limited Partnership
c/o Amli Realty Co.
2100 RiverEdge Parkway
Suite 420
Atlanta, Georgia 30328
Attn: Philip N. Tague

or to such other person or at such other address designated by notice sent to Tenant, and after commencement of the Term with a copy to the address to which the Rent is payable.

(b) To Tenant: prior to the commencement of the Term at the address above stated (Attn: Facility Manager or Real Estate Dept.) and after the commencement of the Term at the Premises (Attn: Facility Manager or Real Estate Dept.), or at any time to such other address designated by notice to Landlord, with a copy to the following address:

Arnall, Golden & Gregory
2800 One Atlantic Center
1201 West Peachtree Street, N.W.
Atlanta, Georgia 30309-3450
.	Attn: Clinton D. Richardson, Esq.

Mailed notices shall be sent by United States certified or registered mail, postage prepaid. Mailed notices shall be deemed to have been given three (3) business days after posting in the United States mails. Notices sent by overnight courier shall be deemed to have been given one (1) business day after delivery to the overnight courier, and notices which are hand delivered shall be deemed to have been given on the day tendered for delivery.

27. ADDITIONAL COVENANTS OF TENANT. Tenant hereby covenants and agrees, for itself, and the Tenant Related Parties, to be bound by the following provisions:

27.1. Signs. Any sign, lettering, picture, notice, or advertisement installed on the Premises, which is visible from outside the Facility, shall comply with all applicable Legal Requirements and shall be installed in such manner, character and style as may be set forth in the Plans or as Landlord may otherwise approve in writing; provided, however, that with respect to exterior signage, Landlord and Tenant agree to cooperate with each other to arrive at a mutually acceptable sign or signs that will be professionally prepared, in good taste commensurate with the standards and reputation of the Park and so as to otherwise satisfy all applicable Legal Requirements. Anything in this Lease to the contrary notwithstanding but subject to the terms of this Section 27.1, Tenant may, at its option exercised by giving Landlord written notice not later than sixty (60) days prior to the expiration of the Term, remove at its expense any exterior identification signage attached to the Facility, restoring the portion of the Facility affected by the sign to the condition which exists prior to the installation thereof and repairing or restoring, as the case may be, any damage caused to the Premises in connection therewith including, without limitation, any remaining part of the sign that is permitted to remain attached to the Facility pursuant to this Section 27.1. Notwithstanding the foregoing, if the exterior sign is comprised of individual letters or if the balance of any such exterior sign is not useable in Landlord’s reasonable judgment, then Tenant must remove the entire sign in accordance with the immediately preceding sentence (including the restoration and repair obligations therein). If, however, the balance of the sign after Tenant removes its identifying letters and symbols is usable in Landlord’s reasonable judgment, then Tenant’s removal rights hereunder shall only apply to its identifying letters and symbols, the balance of such sign shall remain on the Facility and Tenant’s repair and restoration obligations shall be limited to any damage to the Premises (including the balance of the sign) caused by Tenant’s removal. If Tenant furnishes Landlord with notice of its intention to remove any exterior sign attached to the Facility, Landlord shall, within forty-five (45) days after receipt of Tenant’s notice notify Tenant whether the balance of the sign (after removal of Tenant’s identifying letters or symbols) is useable in Landlord’s reasonable judgment for purposes of this Section 27.1. If the Term is terminated prior to the Termination Date, or if Tenant fails to furnish Landlord with the above described notice of its intent to remove any such exterior sign, then provided Tenant is not otherwise required to remove such exterior sign pursuant to this Section 27.1, such sign shall remain with the Premises unless Landlord requests Tenant to remove same or any portion thereof, in which event Tenant shall, at its expense, remove the sign or applicable portion thereof, restore the affected portion of the Facility to its original condition and repair or restore any damage to the Premises caused by such removal, failing which Landlord may perform such removal, restoration and repairs for the account and at the expense of Tenant. Tenant’s obligations under this Section 27.1 shall survive the expiration or earlier termination of the Term.

27.2. Advertising. Tenant shall not, without Landlord’s prior written consent: (i) advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto; (ii) use any picture or likeness of the Facility or the names “Barrett” or “Amli” or other name by which the Park may from time to time be known, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without first obtaining the prior written consent of Landlord, which consent, with respect to the name of the Park, shall not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that Tenant shall be permitted to use the name of the Park on its letterhead, business cards, envelopes and similar stationery materials.

27.3. Antennas, Etc. Tenant shall not (i) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, place any radio or television antennae, satellite dishes, aerials or similar devices or projections on the Premises, other than inside the Facility, and regardless of Landlord’s consent, shall not place any such devices or projections on the Premises, if such device or projection would violate any provision of the Declaration or the Guidelines, (ii) operate or permit to be operated any musical or sound producing instrument or device inside or outside the Facility which may be heard outside the Facility (other than a normal office/industrial public address system, fire/emergency devices and/or burglary devices), or (iii) produce electrical, sound or other waves which may interfere with or impair radio or television broadcasting or reception from, to or within the Park or elsewhere. Landlord withholding of its consent to any item requested by Tenant under clause (i) of the Section 27.3 shall be deemed reasonable if the installation, operation, presence or removal of such item: (I) would violate any governmental law or regulation or any provision of the Declaration or the Guidelines; (II) would materially interfere with the reception of radio, television or telephone communications by or from any other occupant of space within the Park; (III) may invalidate or otherwise limit Landlord’s rights under any warranty; or (IV) would in Landlord’s reasonable judgment cause any damage, stress or increased wear and tear or reduced useful life or increase the costs to Landlord. Tenant shall indemnify the Landlord Related Parties from and against any and all liabilities, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any of the Landlord Related Parties as a direct or indirect result of the installation, operation, repair, replacement, removal or presence of any item described in said clause (i), regardless of whether or not Landlord consents thereto.

27.4. Return of Keys, Etc. When this Lease expires or is terminated, Tenant shall deliver all keys to and within the Facility to Landlord and shall disclose to Landlord the codes to any security system(s) and the combinations of any safes, cabinets or vaults left on the Premises.

27.5. Tenant’s Risk. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which includes locking doors and closing and securing other means of entry to the Facility, excluding any of the foregoing resulting from the unauthorized use of keys, security cards and/or access codes by Landlord.

27.6. Compliance With Legal Requirements. Each party shall comply with all applicable Legal Requirements and all reasonable rules and regulations issued by the Association with respect to the Premises, Facilities and/or Park for which it is responsible. Tenant shall not directly or indirectly make any use of the Premises which may be prohibited by any thereof.

27.7. Tenant shall not in any manner deface or injure the Facility or any part thereof or overload the floors of the Facility.

27.8. Tenant shall not use the Premises for lodging or sleeping purposes (except in case of emergency) or for any immoral or illegal purposes.

27.9. Tenant shall not at any time manufacture or sell and shall not at any time permit the manufacture or sale of any spirituous, fermented, intoxicating or alcoholic liquors on the Premises. Tenant shall not at any time sell or purchase, or permit the sale or purchase of, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, except with respect to vending machines in the Facility servicing, catering and the serving of food prepared off-site for Tenant Related Parties.

28. ESTOPPEL CERTIFICATE. Landlord and Tenant agree that from time to time upon not less than ten (10) business days prior request by the other, each party shall, by a duly authorized representative having knowledge of the appropriate facts, complete to the extent possible without rendering any statement inaccurate or untruthful, execute and deliver to the requesting party an estoppel certificate substantially in the applicable form set forth on Exhibit C attached hereto and made a part hereof or in such other form as the requesting party may reasonably request.

29. SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE. Tenant understands that Landlord may become the lessee under a ground or underlying lease of the Premises (or any portion thereof) in connection with the sale or financing of the Premises (or any portion thereof) to the lessor of such underlying lease, and Tenant agrees that this Lease and all rights of Tenant hereunder and under the Pre-Occupancy Agreement shall be subject and subordinate to such underlying lease and any extensions or modifications thereof and to the lien of any mortgage or mortgages now or at any time hereinafter in force against the Premises (or any portion thereof) and/or the underlying leasehold estate, and to all advances made or hereafter to be made upon the security thereof (all of the foregoing being referred to collectively as a “Landlord’s Mortgage”).

Tenant agrees to execute such further customary instrument subordinating this Lease and Pre-Occupancy Agreement to any such Landlord’s Mortgage or mortgages as Landlord from time to time may request; provided, however, that such instrument shall not materially and adversely modify Tenant’s rights or obligations under this Lease. Tenant covenants and agrees that, if by reason of any default on the part of Landlord as tenant under any such Landlord’s Mortgage to which this Lease is subject and subordinate, said underlying Landlord’s Mortgage is terminated or is foreclosed by summary proceedings, voluntary agreement or otherwise, Tenant, at the election of the Mortgagee under said Landlord’s Mortgage or the purchaser of the Premises upon a foreclosure of such Landlord’s Mortgage, as the case may be, shall attorn to and recognize such lessor or mortgage owner or purchaser as Tenant’s Landlord under this Lease. Tenant further agrees to execute and deliver at any time upon request of Landlord or any party which shall succeed to the interest of Landlord, any instrument, in form and substance reasonably acceptable to Tenant, to evidence such attornment; provided, however, that such instrument shall not materially and adversely modify Tenant’s rights or obligations under this Lease. Tenant waives the provision of any law now or hereinafter in effect which may give to Tenant any right to elect to terminate this Lease or the Pre-Occupancy Agreement or to surrender possession of the Premises (or any portion thereof) in the event any proceeding is brought by any holder of any such Landlord’s Mortgage (including for example only the lessor under any underlying lease or the owner of any such mortgage) to terminate said underlying lease or foreclose such mortgage.

Notwithstanding anything in this Section 29 to the contrary, Tenant shall not be required to attorn to any holder of any such Landlord’s Mortgage (including for example only the lessor of any underlying lease or the owner of any mortgage) nor shall this Lease or the rights of Tenant hereunder be subject or subordinate to any such underlying lease or mortgages unless any holder of any such Landlord’s Mortgage (including for example only the lessor of such underlying lease or the owner of such mortgage) agrees to enter into (and in fact enters into) a written agreement in recordable form reasonably acceptable to Tenant that does not materially and adversely modify Tenant’s rights under this Lease and provides that in the event any such Landlord’s Mortgage is terminated or foreclosed (including, for example only, in the event any underlying lease is terminated or any mortgage is foreclosed) by summary proceedings, voluntary agreement or otherwise, said lessor or mortgage owner, as the case may be, shall recognize Tenant and agree to not disturb Tenant’s possessions of the Premises or any part thereof for any reason other than one which would entitle Landlord to terminate this Lease or Tenant’s possession of the Premises under the terms of this Lease.

30. DEFINITION OF LANDLORD. For purposes of this Lease, Landlord shall mean Landlord hereinabove named, except that in the event of any sale or other transfer of the Premises, the seller or transferor shall be and hereby is and are entirely freed and relieved of all agreements, covenants and obligations of Landlord accruing hereunder from and after the date of such sale or transfer, upon the express assumption and agreement of the purchaser or transferee on any sale or transfer, to carry out any and all agreements, covenants and obligations of Landlord accruing hereunder from and after the date of such sale or transfer.

31. REAL ESTATE BROKER. Tenant represents that Tenant has dealt with no broker in connection with this Lease other than Amli of Georgia, Inc. and Richard Bowers & Co. and that, insofar as Tenant knows, no other broker or finder negotiated this Lease or is entitled to any fee or commission in connection herewith. Tenant agrees to indemnify, defend and hold the Landlord Related Parties free and harmless from and against all claims for broker’s commissions or finder’s fees by any person claiming to have been retained by Tenant in connection with this transaction other than Richard Bowers & Co. or AMLI of Georgia, Inc. Landlord represents that Landlord has dealt with no broker in connection with this Lease other than Amli of Georgia, Inc. and Richard Bowers & Co. and that, insofar as Landlord knows, no other broker or finder negotiated this Lease or is entitled to any fee or commission in connection herewith. Landlord agrees to indemnify, defend and hold the Tenant Related Parties free and harmless from and against all claims for broker’s commissions or finder’s fee by any person claiming to have been retained by Landlord in connection with this transaction. Landlord agrees to pay the commission due to Amli of Georgia, Inc. and Richard Bowers & Co. in connection with this Lease in accordance with the agreement of the parties.

32. TENANT’S FINANCIAL STATEMENTS. From the date of this Lease (including the period prior to the time Tenant takes occupancy of the Premises) until the termination of the Lease, Tenant shall, from time to time within twenty (20) days after production thereof, provide Landlord with its most recent audited annual financial statement, together with its most recent unaudited quarterly financial statements.

33. HAZARDOUS MATERIALS.

33.1. Tenant’s Representations and Warranties. Tenant hereby represents, warrants and covenants to Landlord that no Hazardous Materials shall be introduced into the Park by the Tenant Related Parties or onto the Premises (in any manner or quantity which would constitute a violation of any Environmental Laws) by any person other than the Landlord Related Parties, other than (i) those normally utilized in an office building, including, but not limited to, Hazardous Materials which may be contained in cleaning solutions or products utilized in photostatic copying machines, but only so long as such materials are utilized, stored or present in accordance with applicable Legal Requirements, or (ii) those normally used in Tenant’s business as described in Section 9 above, including for example only, those listed on Exhibit D attached hereto and made a part hereof, but only so long as such materials are used in Tenant’s regular business practices and are utilized, stored or present and disposed of in accordance with applicable Legal Requirements. Tenant hereby agrees to indemnify, defend and hold harmless the Landlord Related Parties against any claims, actions, administrative proceedings, judgments, damages, penalties, and liabilities, including, but not limited to, reasonable attorneys’ fees, consultant fees and any remediation, removal or other clean-up compliance costs and expenses resulting from the presence of Hazardous Materials in any manner or quantity which would constitute a violation of any Environmental Laws, which are brought into the Park or onto the Premises (or any part thereof) by the Tenant Related Parties under any circumstances other than those listed or described in (i) and (ii) above, which indemnity shall survive the termination of this Lease, by lapse of time or otherwise.

33.2. Landlord’s Representations and Warranties. Landlord hereby represents and warrants to Tenant that neither Landlord nor, to the actual knowledge of Landlord without independent investigation, any other person has caused any Hazardous Materials to be placed or disposed of on or at the Premises, Facility, Land or any other part of the Park in any manner or quantity which would constitute a violation of any Environmental Laws or any other applicable Legal Requirements. Landlord hereby agrees to indemnify, defend and hold harmless the Tenant Related Parties against any claims, actions, administrative proceedings, judgments, damages (including, if otherwise recoverable, loss of business and/or restriction on use), penalties, and liabilities, including, but not limited to, reasonable attorneys’ fees and consultant fees, resulting from the presence of Hazardous Materials in any manner or quantity which would constitute a violation of any Environmental Laws or any other applicable Legal Requirements, which are (or were) brought onto or generated, used or disposed of upon, the Premises, Facility, Land or Park either (i) by any party (other than Tenant Related Parties) prior to the Commencement Date (but only to the extent that Landlord has actual knowledge of such presence of Hazardous Materials) or (ii) by Landlord Related Parties either prior to the Commencement Date or during the Term; provided, however, if the Facility is constructed pursuant to the Plans, Landlord shall be responsible for any Hazardous Materials embodied in the materials incorporated in the Facility only to the extent such Hazardous Materials were in violation of any applicable Legal Requirements (including, any administrative and judicial interpretations thereof) in existence as of the Commencement Date as provided in and subject to the terms of Section 10 hereof. Notwithstanding anything to the contrary above, if the Landlord hereunder ceases to be the owner, in whole or in part, of the rest of the Park (either by reason of the transfer or sale by Landlord of Landlord’s interest in this Lease and the Facility, Land and Premises, and/or of the Park, or both), then the representation, warranty and indemnity of Landlord as set forth herein shall be limited to claims arising out of or resulting from events or occurrences which transpired or occurred during the period of time that such Landlord is (or was) the owner of the portion of the Park in question, and/or was the owner of this Lease and/or the Premises, Facility and Land (as applicable).

34. QUIET ENJOYMENT. Upon payment by Tenant of the Rent due hereunder, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance or interruption by Landlord or any other person or persons whatsoever, always subject, however, to the terms and conditions of this Lease.

35. MISCELLANEOUS.

35.1. Except as may be expressly provided herein to the contrary, all rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

35.2. Except as may be expressly provided herein to the contrary, all payments becoming due from either party to the other under this Lease shall commence to accrue interest at the rate of fifteen percent (15%) per annum from the due date thereof until paid; provided, however, that interest shall not be payable hereunder until any applicable cure period expires. A party’s right to receive such interest shall not, in any way, limit any of such party’s other remedies under this Lease or at law or in equity.

35.3. The word “Tenant” wherever used herein shall be construed to mean Tenants in all cases where there is more than one Tenant at any one time, and the word “Landlord” wherever used herein shall be construed to mean Landlords in all cases where there is more than one Landlord at any one time, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

35.4. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit, not only of Landlord and of Tenant, but also of their respective heirs, legal representatives, successors and assigns, provided this clause shall not permit any assignment contrary to the provisions of Section 12 hereof.

35.5. All of the representations and obligations of Landlord and Tenant are contained herein and in the Pre-Occupancy Agreement, and no modification, waiver or amendment of this Lease or of the Pre-Occupancy Agreement or of any of the conditions or provisions of either thereof shall be binding upon Landlord or Tenant unless contained in a writing signed by the party to be bound thereby or by a duly authorized agent of such party empowered by a written authority signed by such party.

35.6. Submission of this instrument for examination shall not bind Landlord in any manner, and no lease or obligation on Landlord shall arise until this instrument is signed and delivery by Landlord and Tenant.

35.7. No rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease; provided, however, that no improvements shall be made upon the Land except as contemplated in this Lease and/or in the Pre-Occupancy Agreement.

35.8. Landlord’s title to the Premises is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the Landlord’s title.

35.9. Except for a Memorandum of Lease substantially in the form of Exhibit E attached hereto and made a part hereof, neither this Lease, nor any memorandum, affidavit or other writing with respect hereto shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording hereof in violation of this provision shall make this Lease null and void at Landlord’s election.

35.10. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party, to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computing Rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

35.11. From and after the Commencement Date, any liability or obligation of Landlord under this Lease shall be limited solely to the assets of Landlord in the Land, Premises, Facility and the Park and no partner or shareholder of Landlord or any of the other Landlord Related Parties shall be individually or personally liable for any claim arising out of this Lease. A deficit capital account of any such partner shall not be deemed an asset or property of Landlord.

35.12. In the event of the termination of this Lease by expiration of the stated Term or for any other cause or reason whatsoever prior to the final determination of Rent or other amounts due hereunder for periods of time prior to such termination, each party’s agreement to pay any such sums shall survive termination of this Lease, and each party shall pay any such amounts not sooner due to the other within thirty (30) days after being billed therefor.

35.13. Provided Landlord has given written notice to Tenant of the name and address of any mortgagee or ground lessor of the Premises, Tenant shall give such mortgagee or ground lessor, by registered mail to the address(es) contained in Landlord’s original notice, a copy of any notice of default served upon Landlord. Tenant further agrees that such mortgagee or ground lessor shall have the right to cure such default within the following time periods: (a) in the case of a monetary default, twenty (20) days after receipt of such notice, and (b) in the case of a non-monetary default forty-five (45) days after receipt of such notice, provided, however, that if such non-monetary default cannot, using reasonable efforts, be cured within such 45-day period, such period shall be extended for an additional forty-five (45) days so long as such mortgagee or ground lessor is diligently attempting to cure such default. Except in the event of an emergency, Tenant shall not pursue any remedy it may have for any default by Landlord until the foregoing cure periods have expired.

35.14. In the event of any dispute arising out of the subject matter of this Lease, the prevailing party shall recover, in addition to any other damages assessed, its reasonable actual attorneys’ fees and other costs and expenses incurred in litigating or otherwise settling or resolving such dispute.

35.15. The language in all parts of this Lease shall be construed, in all cases, according to its meaning. The parties acknowledge that each party and its counsel have reviewed this Lease, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Lease or any document executed in connection herewith. The division of this Lease into articles, sections, subsections, riders and exhibits is for the convenience of reference only and shall not affect the interpretation or construction of this Lease.

35.16. If the time for performance of any act or occurrence of any event falls on a day which is not a business day, then the date for such performance or occurrence shall be postponed to the next business day. For purposes of this Lease, “business day” shall mean any day which is not a Saturday or a Sunday or a day on which the United States federal courts are not open for business.

35.17. Time is of the essence of this Lease and in all of the conditions, obligations, agreements, provisions, terms and covenants hereof.

36. SECURITY DEPOSIT. INTENTIONALLY DELETED.

37. EXTENSION OPTION. Subject to the terms and conditions hereinafter set forth, Landlord hereby grants to Tenant the option to extend the Term (the “Option”) for one (1) additional period of five (5) years (the “Renewal Term”). Any reference in the Lease to the “Term” of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Any termination of this Lease during the initial Term shall terminate the Option and all rights of Tenant under this Section 37. Tenant shall have no further extension options beyond the Option.

(a) If Tenant has validly exercised the Option then, within thirty (30) days after the date Landlord receives Tenant’s final binding written exercise notice, Tenant agrees to execute an amendment to this Lease confirming that the demise of the Premises for the Renewal Term shall be upon the same terms, conditions and provisions as contained in this Lease, except that:

(i) The initial Base Rent payable during the first year of the Renewal Term shall be at a rate equal to one hundred two percent (102%) of the Base Rent applicable to the fifteenth (15th) Lease Year. The Base Rent rate for the first year of the Renewal Term shall be subject to an escalation equal to two percent (2%) for each subsequent year during the Renewal Term. Tenant’s obligation to pay Tax Rent and Assessments shall continue during the Renewal Term; and

(ii) Tenant acknowledges and agrees that Landlord shall not be obligated to install, or contribute toward the cost of, any alterations, additions or improvements to the Premises of any kind or nature whatsoever, it being expressly understood that any such alterations, additions or improvements required by Tenant for its continued occupancy during the Renewal Term shall be performed by Tenant at its sole cost and expense in accordance with the terms of this Lease; provided, however, nothing herein shall constitute Landlord’s consent to any Tenant Improvements requiring Landlord’s consent pursuant to Section 14 hereof.

(b) Subject to the terms of Section 7.1 hereof, if applicable, Tenant must, in order to exercise the option, deliver to Landlord a final binding written notice of its intent to exercise the Option, if at all, no later than the commencement date of the fifteenth (15th) Lease Year, time being of the essence. If Tenant fails to deliver the final binding written exercise notice to Landlord within the time period set forth in the immediately preceding sentence, or if Tenant’s final binding written exercise notice is not accompanied by any applicable QLMCI Adjustment Payment, then in either such event, the Option granted in this Section 37 shall expire and be null and void. Tenant’ final binding written exercise notice once given shall be irrevocable.

(c) Tenant’s right to exercise the Option pursuant to this Section 37 is subject to the following conditions, and Tenant may only exercise the Option and an exercise thereof shall only be effective, if, at the time of Tenant’s exercise and on the commencement date of the Renewal Term: (i) this Lease is in full force and effect and; (ii) Tenant is not in Default hereunder. Without limitation of the foregoing, Tenant agrees that if, following Tenant’s valid exercise of the Option, Tenant shall default in the performance of any of its obligations under this Lease or if any event or circumstance has occurred and is continuing which would, with the passage of time or giving of notice, constitute a Default hereunder, then at Landlord’s option exercised by giving Tenant written notice prior to the commencement date of the Renewal Term, Tenant’s exercise of the Option shall be deemed tolled and postponed until any applicable notice of default has been given by Landlord to Tenant and any applicable period of grace or cure (not to exceed thirty (30) days for this purpose) has expired without the successful completion of such cure. In such event, if such Default has not been cured or waived then Tenant’s exercise of such Option shall be deemed ineffective, null and void, and the Option shall be deemed to have expired, and if not sooner terminated, this Lease shall expire on the Termination Date as if Tenant had not exercised the Option hereunder; provided, however, that nothing herein shall be construed so as to limit the rights and remedies available to Landlord hereunder, at law or in equity as a result of any Default by Tenant hereunder.

38. EXPANSION OPTION (FOR ADDITIONAL 40,000 SQUARE FEET IN THE FACILITY). Landlord agrees to fund the installation of additional Tenant Additions desired by Tenant with respect to the approximately 40,000 square feet of the Facility that will be unfinished (the “Unfinished Space”) as of the Commencement Date subject to the following terms and conditions: (i) the amount that the Landlord is committed to fund shall be limited to $25.00 per square foot of the Net Rentable Area within the Unfinished Space, (ii) Landlord shall have no obligation to fund any additional Tenant Additions beyond the third (3rd) anniversary of the Commencement Date of this Lease, (iii) the funding of such Tenant Additions shall conform with the requirements for plan approval, Landlord reviews, disbursement procedures and other requirements set forth for Tenant Additions in the Pre-Occupancy Agreement, (iv) there shall be no more than three (3) disbursements in total, (v) for each $10,000.00 or portion thereof disbursed the Base Rent for each square foot within the entire Net Rentable Area of the Facility (including any Unfinished Space remaining) shall be increased from the date of such disbursement through the end of the Term by four-tenths of one cent ($0.004) per annum, (vi) at the time of any disbursement, this Lease is in full force and effect and Tenant is not in Default hereunder at such time, and (vii) the scope and type of Tenant Additions shall conform with the obligation in the Pre-Occupancy Agreement that at least forty percent (40%) of the funds disbursed by Landlord be used for improvements that would have a high degree of likelihood of being reusable by a subsequent tenant in the Facility (provided, however, that such 40% test shall be applied to the Facility as a whole, including the Tenant Additions in question). If Tenant elects to install additional Tenant Additions in any portion of the Unfinished Space as part of Tenant’s initial improvements prior to the Commencement Date, then Landlord shall fund such Tenant Additions in accordance with the provisions of this Section 38, provided, however, that (a) the disbursement for such Tenant Additions shall not reduce the number of disbursements available under clause (iv) above and (b) the increase in Base Rent under clause (v) above shall be effective as of the Commencement Date (provided said disbursement is made on or before the Commencement Date).

39. EXPANSION OPTION (SECOND BUILDING). At any time during the three (3) year period from the Commencement Date of this Lease, Tenant can request from Landlord a proposal to construct a second building similar to the Facility on the approximately 10 acre site adjacent to the Land and depicted on Exhibit F attached hereto and made a part hereof (the “Adjacent Land”). Tenant shall provide Landlord with reasonably sufficient information about its requirements and its then current financial condition for Landlord to make an informed proposal. At its option, Landlord shall make such proposal and deliver it to Tenant within forty-five (45) days after receiving from Tenant such reasonably sufficient information. Landlord and Tenant agree that a basic premise of the Tenant’s requirements shall be a term for the leasehold on the proposed facility of fifteen (15) years and an extension of this Lease on the Facility for such additional time as is necessary to make the end of the terms of both leases identical. If Landlord makes such a proposal, both Landlord and Tenant shall bargain in good faith to attempt to come to an agreement. If, however, an agreement cannot be reached within sixty (60) days after Tenant’s receipt of the proposal, Tenant may solicit proposals based on the same requirements from other developers. After agreeing in principle to another developer’s proposal based on the same requirements presented to Landlord, Tenant shall be obligated to offer to Landlord the opportunity to construct the second building on the same terms and conditions set forth in the acceptable proposal. Landlord shall be entitled to request that Tenant to clarify any ambiguous, unclear, unaddressed or uncertain aspect of such proposal, provided that such request is made in writing and sets forth Landlord’s request with specifications. All such clarifications shall be made within thirty (30) days from Landlord’s receipt of the other developer’s proposal from Tenant, and Landlord shall have an additional fifteen (15) days to accept such proposal by notice to Tenant. If Landlord has not accepted the proposal within such period of time, then Tenant shall have the right to accept the other developer’s proposal and proceed accordingly as long as no material term or condition of the proposal is changed.

To accommodate the possibility that Tenant may accept another developer’s proposal to construct the second building, Landlord agrees to sell the Adjacent Land to Tenant or the developer of the second building for $130,000 per acre net of any land contained within the 100 year floodplain. Such closing of the Adjacent

Land shall be conducted in accordance with customary real estate practices in metropolitan Atlanta and must occur within three (3) years after the Commencement Date of this Lease. The Adjacent Land shall at closing be made subject to the Declaration and a restrictive covenant limiting all building improvements on the Adjacent Land to no more than 125,000 square feet. If the Adjacent Land has not been closed by Tenant or the developer of Tenant’s second building within three (3) years from the Commencement Date of this Lease, then Tenant’s right to purchase or cause the developer of its proposed second building to purchase the Adjacent Land shall cease and be of no further force or effect. During such period prior to the third (3rd) anniversary of the Commencement Date hereof, Landlord shall have the right to burden the Adjacent Land with an additional easement or easements if and to the extent reasonably necessary to provide a utility service or services to other property that Landlord owns in the vicinity, provided that such easements do not materially adversely affect or impair the ability of Tenant to develop an up to 125,000 square foot building, and related improvements, as the same are generally depicted on that certain Site Plan dated 12/15/94 last revised 2/20/95 (the “Site Plan”), as prepared by Masterson Fowler Associates, Ltd.

40. FINANCIAL COVENANTS OF TENANT. Tenant represents and warrants to Landlord that from the Commencement Date until the end of the Term, Tenant shall use all reasonable efforts to maintain a net worth of no less than ninety percent (90%) of the net worth of Tenant as of the date of this Lease, which the parties agree equals Seventeen Million Nine Hundred Thirty-Three Thousand and No/100 Dollars ($17,933,000.00) (the “Base Net Worth”). The method of determining the net worth of Tenant shall be consistent with the method of determination of the Base Net Worth. Tenant shall deliver to Landlord, within five (5) business days after receipt thereof, (i) audited, annual financial statements prepared by an independent public accounting firm, and (ii) quarterly unaudited financial statements prepared either by such independent public accounting firm or by Tenant. The financial statements shall include, at a minimum, a balance sheet, income and cash flow statements and notes thereto. Tenant shall use its reasonable, good faith efforts to cause the audited, annual financial statements to be prepared and received within sixty (60) days after the end of Tenant’s fiscal year and the unaudited, quarterly financial statements to be prepared and received within thirty (30) days after the end of each quarter or, in each case, as soon thereafter as is reasonably practical. It shall be deemed to be a Default hereunder if the net worth of Tenant, as of the end of any quarter, shall be less than the Base Net Worth for two (2) consecutive quarters. Notwithstanding the foregoing, it shall not be deemed to be a Default if the net worth of Tenant shall fall below the Base Net Worth as a result of either (x) an adverse change in generally accepted accounting principles or (y) an adverse change in federal or state income tax laws or regulations. Furthermore, any Default asserted by Landlord pursuant to this Section shall be so asserted by Landlord, if at all, within sixty (60) days after receipt by Landlord of Tenant’s financial statement for the second (2nd) quarter in question, and Landlord shall commence the exercise of any of its remedies under the Lease for such Default within ninety (90) days after the end of any cure period therefor. Failure by Landlord to so act within such time periods shall be deemed to be a waiver of such Default for the year in question. If the net worth of Tenant which gives rise to any such Default under this Section 40 is at least ninety percent (90%) of the Base Net Worth, then Tenant shall have the right, at its sole option, to cure such Default by providing to Landlord a security deposit equal to two (2) months’ Base Rent.

41. RENTAL ABATEMENT. Notwithstanding anything in this Lease to the contrary, during the first one (1) month of the Term there shall be no Base Rent due or payable for the Premises, such Base Rent being hereby abated by Landlord.

42. REQUIRED LICENSES AND PERMITS. Landlord hereby acknowledges that Tenant and/or a Tenant Related Party have negotiated with Cobb County to secure a reduction and/or abatement of certain County license and/or permit fees, costs and expenses, as an inducement to Tenant to locate the Facility in Cobb County and not relocate to another County in Georgia. If and to the extent that any applicable Cobb County or other licenses and/or permits are to be procured hereunder (or under the Pre-Occupancy Agreement, or both) by Landlord, and if and to the extent that the costs, expenses or fees associated with such licenses and/or permits are reduced or abated due to Tenant’s and/or Tenant’s Related Parties having secured such reduction and/or abatement, then Tenant shall be entitled to an abatement against its first payment or payments of Rent otherwise payable hereunder in the amount thereof. Such amount is currently estimated by the parties to be approximately Twenty-Five Thousand and No/100 Dollars ($25,000.00 +/-).

43. DESIGN AND MOVING ALLOWANCES. Landlord shall pay to Tenant (i) a moving allowance of $95,210.00 (the “Moving Allowance”) and (ii) a space planning and design allowance of $95,210.00 (the “Design Allowance”). The Moving Allowance and the Design Allowance shall be due and payable on the date on which Tenant takes occupancy of the Premises. Tenant shall not be required to provide verification of Tenant’s actual moving expenses or space planning and design expenses in order to be entitled to payment of the Moving Allowance and the Design Allowance.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be duly executed on the day and year first set forth above.

Tenant:

CRYOLIFE INC.,
a Florida corporation

By:	/s/ Steven G. Anderson
Name: Its:	Steven G. Anderson Chairman, President and C.E.O.

Date of Signature: 4/14, 1995

Landlord:

AMLI LAND DEVELOPMENT-I LIMITED
PARTNERSHIP, an Illinois limited partnership

By:	AMLI REALTY CO., a Delaware corporation, its sole general partner

By:	/s/ Philip N. Tague
Name: Its:	Philip N. Tague Executive Vice President

Date of Signature: 4/18, 1995

TENANT ACKNOWLEDGMENT

STATE OF GEORGIA )
)
COUNTY OF FULTON	)

I,                               in and for said County, in the State aforesaid, DO HEREBY CERTIFY that STEVEN G. ANDERSON personally known to me to be the Chairman, President and C.E.O. of CRYOLIFE, INC., and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Chairman, C.E.O. and President he signed and delivered the said instrument as President of said corporation, pursuant to authority given by the Board of Directors of said corporation as his free and voluntary act and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand this         day of                     , 1995.

Notary Public

[Affix Notarial Stamp or Seal]

LANDLORD ACKNOWLEDGMENT

STATE OF GEORGIA )
)
COUNTY OF FULTON	)

I,                               in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Philip N.Tague personally known to me to be the Executive Vice President of Amli Realty Co., the sole general partner of AMLI LAND DEVELOPMENT-I LIMITED PARTNERSHIP, an Illinois limited partnership, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Executive Vice President, he signed and delivered the said instrument as Executive Vice President of said corporation on behalf of such partnership, pursuant to authority given by the Board of Directors of said corporation as his free and voluntary act and as the free and voluntary act and deed of said corporation and said partnership, for the uses and purposes therein set forth.

GIVEN under my hand this          day of                     , 1995.

Notary Public

[Affix Notarial Stamp or Seal]

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

Legal Description:	The Premises are located at the southeast corner of the intersection of U.S. Highway 41 and Roberts Boulevard in Cobb County, Georgia, and are depicted on the attached Sheet A-1 of the Cryolife at Barrett Site Plan by Masterson Fowler Associates, Inc. Landlord shall provide a metes and bounds legal description of the Premises to be substituted for this Exhibit A upon Tenant’s reasonable approval

Street Address:

Tax Index

Number:

EXHIBIT B

SCHEDULE OF BASE RENT PAYMENTS

Lease Year	Base Rental Rate (per Net Rentable Square Foot )	Annual*	Monthly*
ONE	$8.50	$809,285.00	$67,440.42
TWO	$8.67	$825,470.00	$68,789.23
THREE	$8.84	$841,656.40	$70,138.03
FOUR	$9.02	$858,794.20	$71,566.18
FIVE	$9.20	$875,932.00	$72,994.33
SIX	$9.38	$893,069.80	$74,422.48
SEVEN	$9.57	$911,159.70	$75,929.98
EIGHT	$9.76	$929,249.60	$77,437.47
NINE	$9.96	$948,291.60	$79,024.30
TEN	$10.16	$967,333.60	$80,611.13
ELEVEN	$10.36	$986,375.60	$82,197.97
TWELVE	$10.57	$1,006,369.70	$83,864.14
THIRTEEN	$10.78	$1,026,363.80	$85,530.32
FOURTEEN	$11.00	$1,047,310.00	$87,275.83
FIFTEEN	$11.22	$1,068,256.20	$89,021.35

*	Subject to adjustment per Section 38 of the Lease.

EXHIBIT C

FORMS OF ESTOPPEL LETTER

LEASE DATE:         , 1995.

LANDLORD:   AMLI LAND DEVELOPMENT-I LIMITED PARTNERSHIP

TENANT:         CRYOLIFE, INC.

PREMISES: Approximately	11 acres together with a 98,268 square foot building commonly known as the Cryolife headquarters building in Barrett, Cobb County, Georgia

I. [The following is to be used when the Landlord is the requesting party and the Tenant is the certifying party].

The undersigned Tenant of the above Lease hereby certifies to Landlord and [“Lender”] [“Buyer”] as follows:

1. That the Lease calls for monthly base rent installments in accordance with Schedule I attached hereto and made a part hereof commencing on                     , 19    , and Tenant presently claims no offsets, deductions or credits against future payments of rent.

2. That no advance rental or other payment has been made in connection with the Lease.

3. That the Lease is a valid lease and in full force and effect. Attached hereto is a true and complete copy of the Lease and all amendments and other agreements relating to the Lease and the rent payable thereunder, which documents represent the entire agreement between the parties; that to Tenant’s knowledge there is no existing Default on the part of the Tenant; that to Tenant’s knowledge there is no existing Default on the part of the Landlord; that to Tenant’s knowledge, no event has occurred which, with the passing of time or giving of notice or both, would constitute a Default; and that the Lease has not been amended, modified, supplemented, extended, renewed or assigned.

4. That the Lease provides for a primary term of                              (        ) years ending.

5. That there are no actions, voluntary or, to Tenant’s knowledge, involuntary pending against the Tenant under the bankruptcy laws of the United States or any state thereof.

6. That Tenant is entitled to no amounts from Landlord (including, without limitation, non-monetary rent concessions) other than the following:.

7. If Tenant has taken occupancy of the Premises on or prior to the date hereof, that all obligations and conditions under said Lease to be performed by Landlord or Tenant have been satisfied, free of defenses and set-offs, including all construction work to be completed to the Premises, except for the following:

______________________________________________________________.

8. That Tenant shall have all necessary licenses and permits to carry on its business at the Premises prior to opening for business.

9. That Tenant has received no notice of, and has no actual knowledge of, any violations of any federal, state, county or municipal statutes, laws, codes, ordinances, rules, regulations, orders, decrees or directives relating to the Tenant on the Premises that would adversely affect the use or condition of the Premises or Tenant’s occupancy thereof. Tenant has received no notice from any governmental body or agency or from any person or entity with respect to any actual or threatened taking of the Premises or any portion thereof for any public or quasi-public purpose by the exercise of condemnation or eminent domain.

10. That this certification is made knowing that Seller and Lender [Buyer] are relying upon the representations herein made.

Tenant:

CRYOLIFE, INC. a Florida corporation

By:
Name:
Its:

Dated:

II. [The following form is to be used when the Tenant is the requesting party and the Landlord is the certifying party].

The undersigned Landlord of the above Lease hereby certifies to Tenant and its permitted assignee as follows:

1. That the Lease calls for monthly base rent installments in accordance with Schedule I attached hereto and made a part hereof commencing on                     , 19    .

2. That no advance rental or other payment has been made in connection with the Lease.

3. That the Lease is a valid lease and in full force and effect. Attached hereto is a true and complete copy of the Lease and all amendments and other agreements relating to the Lease and the rent payable thereunder, which documents represent the entire agreement between the parties; that to Landlord’s knowledge there is no existing Default on the part of the Landlord; that to Landlord’s knowledge there is no existing Default on the part of the Tenant; that to Landlord’s knowledge, no event has occurred which, with the passing of time or giving of notice or both, would constitute a Default; and that the Lease has not been amended, modified, supplemented, extended, renewed or assigned.

4. That the Lease provides for a primary term of                                 (         ) years ending                                 .

AMLI LAND DEVELOPMENT-I LIMITED
PARTNERSHIP, an Illinois limited partnership

By:	AMLI REALTY CO., a Delaware corporation, its sole general partner

By: Name: Its:

Dated:

SCHEDULE 1 TO ESTOPPEL LETTER

SCHEDULE OF BASE RENT PAYMENTS

Lease Year	Base Rental Rate (per Net Rentable Square Foot)	Annual*	Monthly*

*	Subject to adjustment per Section 38 of the Lease.

EXHIBIT D

SCHEDULE OF HAZARDOUS MATERIALS

STATE OF

COUNTY OF

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is made and entered into this         day of                     , 1995, by and between AMLI LAND DEVELOPMENT - I LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”) and CRYOLIFE, INC., a Florida corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, on April         , 1995, Landlord and Tenant entered into a certain Lease Agreement (the “Lease”), pertaining to a 98,268 square foot office building to be built on the land described on Exhibit “A” attached hereto and by this reference made a part hereof (said building and land being collectively referred to as the “Premises”); and

WHEREAS, pursuant to Section 35.9 of the Lease, the parties desire to enter into this Memorandum of Lease in order to provide public record notice of the Lease, and certain terms and provisions thereof.

NOW, THEREFORE, for and in consideration of the premises hereto, for TEN DOLLARS ($10.00) and other good and valuable considerations the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Lease. The term of the Lease shall commence on the one hundred twenty-second (122nd) day (the “Commencement Date”) after the later of the “Substantial Completion Date” (as defined in the Lease) or June 1, 1996, and shall terminate one hundred eighty (180) calendar months after such Commencement Date.

2. Certain Provisions. With respect to the subject matter discussed below, the Lease contains certain specific provisions which should be referred to in detail in the event of any question:

(a) Extension Option. Tenant shall have an option to extend the term of the Lease for one (1) additional period of five (5) years, as more particularly set forth in Section 37 of the Lease, a copy of which Section 37 is attached hereto as Exhibit “B” and is by this reference made a part hereof.

(b) Subordination and Non-Disturbance. The Lease shall be subordinate to any mortgage encumbering the Premises, provided that the holder of such mortgage enters into a non-disturbance agreement with Tenant, as more particularly set forth in Section 29 of the Lease, a copy of which Section 29 is attached hereto as Exhibit “C” and is by this reference made a part hereof.

3. General. This Memorandum of Lease: (i) shall be governed by and construed in accordance with the laws of the State of Georgia; (ii) may be executed in multiple counterparts, each of which shall constitute an original; (iii) shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns; and (iv) may not be modified, amended or altered, except by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Lease to be made, executed and delivered the day and the year first above written.

LANDLORD:

AMLI LAND DEVELOPMENT - I LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	Amli Realty Co.,
a Delaware corporation,
its sole general partner
Signed, sealed and delivered in the presence of:

By:
Witness		Philip N. Tague, Executive Vice President
Notary Public

My Commission Expires:
[CORPORATE SEAL]
[NOTARIAL SEAL]

TENANT:

CRYOLIFE, INC., a Florida corporation

Signed, sealed and delivered in the presence of:

By:
Witness		Steven G. Anderson, Chairman, President and Chief Executive Officer
Notary Public

My Commission Expires:
[CORPORATE SEAL]
[NOTARIAL SEAL]

EXHIBIT F

DEPICTION OF ADJACENT LAND